As filed with the Securities and Exchange Commission on
                               September 14, 2001
                           Registration No. 333-79831

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                         POST-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               PIPELINE DATA INC.
                 (Name of small business issuer in its charter)

          Delaware                        7310                     13-3953764
(State or other jurisdiction of (Primary Standard Industrial    (IRS Employer
incorporation or organization)   Classification Code Number) Identification No.)

 250 East Hartsdale Avenue, Suite 21   Jack Rubinstein, Chief Executive Officer
        Hartsdale NY 10530                          Pipeline Data, Inc.
         (914) 725-7028                   250 East Hartsdale Avenue, Suite 21
(Address and telephone number of                    Hartsdale NY 10530
 principal executive offices)                         (914) 725-7028
                                              (Name, address  and telephone
                                               number of agent for service)

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement. If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                    Copy to:


                        Law Offices of Sheila G. Corvino
                              811 Dorset West Road
                         Dorset, VT 05251(802) 867-0112


                         Calculation of Registration Fee

                                                   Amount           Proposed Maximum       Proposed Maximum
Title of each Class of Securities Being            To be             Offering Price           Aggregate               Amount of
Registered                                       Registered           Per Security          Offering Price         Registration Fee

Common Stock                                     3,325,000  (1)           $.50 (2)          $1,662,500 (2)              $462.18 (2)
Class A Warrants                                 1,000,000               $0.10                $100,000                   $27.80
Class B Warrants                                 1,000,000               $0.10                $100,000                   $27.80
Common Stock Underlying class A Warrants (3)     1,000,000  (4)          $1.50 (5)          $1,500,000                  $834.00 (6)
Common Stock Underlying class B Warrants (3)     1,000,000               $2.50 (7)          $2,500,000                $1,390.00 (8)
                                                 ---------                                  ----------                ---------
TOTAL                                            7,325,000                                  $5,862,500                $2,741.78 (9)
                                                 =========                                  ==========                 =========

-----------------------------------------

     (1) Includes (a) 791,890 previously registered shares which were sold by registrant after this registration statement was declared effective. Includes 208,110 shares which had been registered for sale by the registrant but not sold and (c) 2,325,000 shares which have been registered for resale by the selling stockholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, 38,000 shares of which have been sold, leaving 2,287,000 shares.

     (2) Estimated solely for purposes of calculating the registration fee and includes shares being sold by selling stockholders.

     (3) Pursuant to Rule 416 there are also  registered  hereby such additional number of shares as may become issuable by reason of the anti-dilution provisions of the class A redeemable warrants and class B redeemable warrants. These additional shares are not issuable by reason of the anti-dilution provisions of other derivative securities we may issue in the future. (4)
Includes (a) 785,210 previously registered class A redeemable warrants which were sold by registrant after this registration statement was declared effective. Also includes 214,790 class A redeemable warrants which had been registered for sale by the registrant, but not sold.

     (5) At the time of effectiveness of this registration statement, the exercise price of these warrants was $3.00 per share. That exercise price was reduced, pursuant to the first post-effective amendment to this registration statement dated January 4, 2001, to $1.50 per share.

     (6) Represents the filing fee previously paid on the basis of a $3.00 per share exercise price.

     (7) At the time of effectiveness of this registration statement, the exercise price of these warrants was $5.00 per share. That exercise price was reduced, pursuant to the first post-effective amendment to this registration statement dated January 4, 2001, to $2.50 per share.

     (8) Represents the filing fee previously paid on the basis of a $5.00 per share exercise price.

     (9) The registrant previously paid a fee of $2,741.78. Therefore no additional fee is due with this filing.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                                EXPLANATORY NOTE


     This is our second post-effective amendment to our registration statement relating to (1) our previous registration of 1,000,000 shares of common stock, 791,890 of which were issued in our initial public offering of securities and 1,000,000 class A redeemable warrants, 785,210 of which were issued in that offering, (2) our previous reduction in the exercise price of our class A redeemable warrants from $3.00 to $1.50, (3) our previous registration of up to 1,000,000 class B redeemable warrants for sale in our initial public offering,none of which were sold in that offering, and all of which were distributed as a dividend to the holders of our common stock, (4) our previous reduction in the exercise price of our class B redeemable warrants from $5.00 to $2.50, (5) our previous registration for resale of 2,325,000 shares of common stock by the holders of those shares, 38,000 of which have been sold, leaving 2,287,000 and (6) the resale of up to 1,785,210 shares of common stock issuable upon exercise of our outstanding class A redeemable warrants and upon exercise of our class B redeemable warrants by the holders of such instruments.

     We did not receive any proceeds from our distribution of the class B redeemable warrants. We will not receive any proceeds from the resale of securities by holders of any of the securities registered hereunder. We will receive proceeds of up to $1,177,815 in the event that the outstanding class A redeemable warrants are exercised by the holders of such instruments, and up to $2,500,000 in the event that the class B redeemable warrants are exercised by the holders of such instruments.

     This registration statement contains three forms of prospectus. One will be used in connection with (1) the resale of 785,210 shares of our common stock, par value $.001 per share, issuable upon the exercise of our outstanding class A redeemable warrants by the holders of such instruments and (2) the resale of 1,000,000 shares of our common stock issuable upon the exercise of the class B redeemable warrants by the holders of such instruments. The other two forms of prospectus will be used in connection with an offering of shares of our common stock by certain selling stockholders. One of those two forms of selling stockholder prospectus will be used by four affiliates who may sell up to 10%, in the aggregate, of the issued and outstanding shares of common stock in "at the market" transactions, and the balance of their aggregate share holdings at a selling price of $3.00 per share. The other form of selling stockholder prospectus will be used by selling stockholders who are not affiliates who may sell all of their respective holdings of common stock in "at the market" transactions. All of the forms of prospectus will be identical except for (i) the front cover page of the prospectus; (ii) an alternate "Table of Contents" page; (iii) an alternate description of the offering to be inserted in the "Prospectus Summary" section; (iv) an alternate "Selling Stockholders" section; and (v) the rear cover page of the prospectus.

[GRAPHIC OMITTED]                                                 PROSPECTUS


                      PROSPECTUS DATED: September 14, 2001


                               Pipeline Data Inc.
             250 East Hartsdale Avenue, Suite 21, Hartsdale NY 10530

                       785,210 class A redeemable warrants

              785,210 shares of common stock issuable upon exercise
                   of outstanding class A redeemable warrants

                    1,000,000 class B redeemable warrants and 1,000,000 shares of common stock issuable upon exercise of the class B redeemable warrants


     This prospectus relates to the resale of 785,210 shares of our common stock, par value $.001 per share, issuable upon exercise of our outstanding class A redeemable warrants by the holders of such instruments. This prospectus also relates to the resale of up to 1,000,000 shares of our common stock which shall be issued by us upon exercise of our outstanding class B redeemable warrants by the holders of such instruments. In addition, 2,287,000 shares of our common stock owned by certain of our stockholders will be subject to resale pursuant to a separate prospectus.


     The shares of our common stock offered by the selling stockholders pursuant to this prospectus involves substantial risk. See "Risk Factors" beginning on page 4.

     Each class A redeemable warrant entitles the holder to purchase one share of common stock at an exercise price of $1.50, subject to adjustment, at any time until April 25, 2003. Each class B redeemable warrant entitles the holder to purchase one share of common stock at an exercise price of $2.50, subject to adjustment, until April 25, 2005. The class A and class B redeemable warrants are subject to redemption by us at any time on 30 days written notice at a redemption price of $.01 per warrant, provided that the trading price of the underlying common stock is at least 150% of the then current per share exercise price for 20 or more consecutive trading days.


     The 2,287,000 shares of common stock to be offered and sold by certain of our stockholders pursuant to a separate prospectus. 2,109,500 of those 2,287,000 shares are held by four affiliates - officers, directors and controlling stockholders of this company.

     o Those four affiliates will be entitled to offer and sell up to an aggregate of 311,689 of their shares at the then prevailing market price for our shares;

     o The non-affiliates who hold the 177,500 share balance of those 2,287,000 shares also will be entitled to offer and sell their shares at the then prevailing market price; and

     Our four affiliates will be entitled to offer and sell up to 1,797,811 of their shares at a sale price of $3.00 per share.


     We will not receive any of the proceeds from the resale of any of the class A or class B redeemable warrants, or the shares of common stock underlying those warrants, however, we are paying for the costs of registering the securities covered by this prospectus.

     The holders of the class A and class B redeemable warrants, and the shares of common stock underlying those warrants, will receive all of the amounts derived from any sale by them of those securities, less any brokerage commissions or other expenses incurred by them. While this offering is not being underwritten, the holders of the securities offered pursuant to this prospectus and the brokers or other third parties through whom the any of the holders of those securities sell them may be deemed "underwriters" as that term is defined in the Securities Act of 1933, as amended, for purposes of the resale of the securities offered in this prospectus. See "Plan of Distribution."

     Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                Table of Contents

                                                                           Page

Prospectus Summary.............................................................
The Company....................................................................
The Distribution...............................................................
Risk Factors...................................................................
Use of Distribution Proceeds...................................................
Capitalization.................................................................
Forward Looking Statements.....................................................
Business of The Company........................................................
Management's Discussion And Analysis of
Financial Condition And Results of Operations..................................
Price Range of Common Stock and Class A Redeemable Warrants....................
Dividend Policy................................................................
Plan of Distribution...........................................................
Legal Proceedings..............................................................
Directors, Executive Officers,
Promoters And Control Persons..................................................
Security Ownership of Certain Beneficial Owners and Management.................
Description of Securities......................................................
Interest of Named Experts And Counsel..........................................
Selling Stockholders...........................................................
Certain Provisions of Our Certificate of Incorporation and By-Laws and
  Disclosure of Commission Position On Indemnification For Securities
  Act Liabilities..............................................................
Description of Property
Certain Relationships And Related Transactions.................................
Market For Common Equity and Related Stockholder Matters.......................
Executive Compensation.........................................................
Financial Statements...........................................................
Changes in And Disagreements With Accountants on Accounting And
  Financial Disclosure.........................................................
Where Can Investors Find Additional Information................................
Financial Statements of the Company...............................    F-1 - F-13

                               Prospectus Summary

                                   The Company

     Pipeline Data Inc., a Delaware corporation, was incorporated in June 1997, and began its business operations in 1998. Under our corporate charter documents, we may engage in any activity for which corporations may be organized under the Delaware General Corporation Law. We are a development stage company and are currently developing a website to provide healthcare consumers with information on a broad range of medical conditions. Our telephone number is 914-725-7028.

     We intend to become an on-line direct marketing agent designed to assist the pharmaceutical, biotechnology and healthcare industries to target individual consumers.

                                  Risk Factors


     We have had losses of $637,457 since inception (June 23, 1997), we expect that we will continue to lose money through 2001 and we may never achieve or sustain profitability.


     Because we are only developing our business model, it is difficult to evaluate our business and prospects. Our business model is still being developed and our revenue and income potential is unproven. We plan to allocate our resources towards infrastructure development, applications development, development of our marketing strategy and strategic acquisitions. As a result, we do not expect sufficient revenue generation during the next 12 months to stem continued losses and we may never achieve or sustain profitability. The report of our independent accountants on our December 31, 1999 consolidated financial statements contains an explanatory paragraph regarding our ability to continue as an ongoing business. The "going concern" qualification may reduce our ability to obtain necessary financing in the future to run our business.

     We may depend upon suppliers with whom we have no contracts, who could compete against us and who could increase the prices for their goods and services.

     We will attempt to secure contracts with our Internet access providers and other suppliers when we establish relationships with them. However, any or all of these entities may refuse to enter into written contracts with us. Without a contract, we have no assurance that the goods and services provided or fees charged to us by these suppliers will remain constant. In the event we cannot obtain a contract with a supplier, we will need to determine whether it is in our best interest to continue the business relationship without a contract or to seek another supplier. If we do not have a contract with a supplier, we will attempt to establish relationships with as many suppliers in the same industry as possible in order to protect us against a particular supplier's price increases or termination of its relationship with us. We cannot assure you that our suppliers will not: compete directly with us; enter into exclusive arrangements with our competitors; or stop selling their products or components to us at commercially reasonable prices, or at all.

     We will depend on content  providers to provide  high quality  content from
reliable   sources;   failure  by  these  providers  could  result  in  customer dissatisfaction and loss of business.

     We anticipate relying on independent content providers for much of the clinical, educational and other general healthcare information that is to be provided through healthpipeline.com. We intend to enter into strategic relationships to obtain content for healthpipeline.com. Our success will depend significantly on our ability to build and maintain relationships with high quality content providers. We anticipate depending on the abilities of our content providers to deliver high quality content from reliable sources, and to continually upgrade their content in response to visitor and subscriber demand, as well as evolving healthcare industry trends. We will attempt to find high quality content providers and to establish relationships with more than one supplier in order to protect us from the risk of a content provider halting service to us or failing to provide us high quality content. Any failure by these parties to develop and maintain high quality, attractive content could

     o result in visitor and subscriber dissatisfaction,

     o inhibit our ability to convert visitors to subscribers, and

     o damage the healthpipeline.com brand name; and any of these potential problems could have a material adverse effect on our business, financial condition and operating results.

     Further, if content providers offer information to users or our competitors on more favorable terms than offered to us, we could become less competitive and future profit margins and prospects could be harmed.


     There may be substantial sales of our common stock upon exercise of our warrants and afterthe expiration of the one year "Lockup" period which may decrease the market price of our common stock.

     The exercise of our warrants following this distribution, and the sale of substantial amounts of our common stock in the public market following those exercise transactions, or the perception that such sales will occur, could have a material adverse effect on the market price of the common stock. Prior to any exercise of the class A or class B redeemable warrants, 3,116,890 shares of our common stock are outstanding. Approximately 68.9% of these shares, or 2,147,500 shares of the total, are shares that have been issued to officers, directors, and their affiliates in return for organizational efforts and our initial capitalization. For a period of one year which commenced ended on April 25, 2001, these officers, directors, affiliates and other selling shareholders were not be able to sell their stock. We intend to keep the registration statement that includes this prospectus effective for an extended period of time.


     We rely on our senior management to direct our business endeavors. In addition, our future success depends on our ability to attract and retain or outsource the services of highly qualified technical, marketing, customer service and managerial personnel. No assurance can be given that we will be able to attract and retain such personnel or successfully outsource needed services.


     We are relying on Messrs. Jack Rubinstein, our chairman of our board of directors, and Mr. Richard Cohen, our president, for guidance on our future. Although Mr. Rubinstein has a large share position in our company, neither is receiving a salary nor has an employment agreement with us. Further, Messrs. Rubinstein has agreed to devote up to 25% of his time to our business and therefore may devote a large portion of their time to other business ventures. The loss of the services of Messers. Rubinstein and Cohen and/or the failure to recruit and retain qualified managers may result in an adverse impact on the development of our business. The company has not obtained any key-man life insurance on either Messrs. Rubinstein or Cohen.


     Our future  success  also  depends on our  ability to attract and retain or outsource the services of highly qualified technical, marketing, customer service and managerial personnel. Competition for such personnel is intense, and we cannot guarantee that we will be able to attract or retain enough highly qualified employees in the future. If our management is unable to hire and retain personnel in key positions, our business, financial condition and operating results could be materially and adversely affected. During the next 12 months, we anticipate hiring or contracting with a market research person/firm to conduct a market study to determine the largest recruiters of clinical trial participants and their recruitment methods. We also anticipate hiring or contracting with a technical consultant/firm to research and develop the web-enabled operational platform to best facilitate a scalable Internet application that will best suit our needs. We have estimated that the completion of our technical development and of a marketing campaign will cost several hundred thousand dollars. Payment for these services will be made out of the proceeds from this offering. In the event we do not raise sufficient proceeds from this offering or from other sources, we may not be able to complete the development of our business.

     There are potential conflicts of interest as our company lacked sufficient disinterested directors to ratify certain past transactions.

     Our board of directors unanimously ratified all past transactions, In some cases, fewer than two members of our three member board of directors were not interested in the transaction.

                                 Use of Proceeds



     In the event all of our outstanding class A redeemable warrants are timely exercised, we will receive aggregate proceeds of $1,177,815. In the event that all of the class B redeemable warrants are timely exercised, we will receive aggregate proceeds of $2,500,000. We will employ all of such proceeds for working capital purposes.


                                 Capitalization


     The following table sets forth our capitalization as of December 31, 2000 and our unaudited capitalization as of June 30, 2001. You should read this table together with "Management's Discussion and Analysis of Financial Conditions and Result of Operations" and consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

                                                                                                             June 30, 2001
                                                                            December 31, 2000                  (unaudited)
                                                                              -----------------            -----------------


Long term debt                                                                      $-0-                            $-0-
Stockholders' equity
Preferred stock,  $.001 par value,  5,000,000 shares authorized,

At December 31, 2000 and June 30, 2001, the number of shares outstanding is -0-
Common stock, $.001 par value; 20,000,000 shares authorized; 2,325,000 shares outstanding at December 31, 2000; 3,116,890 shares outstanding at June 30, 2001
                                                                                     3,117                           3,117
Additional paid-in capital                                                       1,105,269                       1,105,269
Deficit accumulated during development stage                                       (637,457)                      (738,614)
Total Stockholders' equity                                                         470,929                         369,772
Total Capitalization                                                              $507,013                        $415,856


The information provided above:

     o excludes 785,210 outstanding class A redeemable warrants, 785,210 shares of common stock issuable upon the exercise of those warrants, 1,000,000 outstanding class B redeemable warrants and 1,000,000 shares of common stock issuable upon exercise of those warrants.


                           Forward Looking Statements

     Some of the  information  in this  prospectus  may contain  forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may", "will", "expect", "anticipate", "continue", or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "Forward-Looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this prospectus. The risk factors noted in the "Risk Factors" section and the other factors noted throughout this prospectus, including certain risks and uncertainties, could cause the actual results of the company to differ materially from those contained in any forward-looking statement.

                             Business of the Company

Company Background and History

     We are a Delaware, development stage, corporation that was incorporated in June 1997. We are presently developing our business model. During 1998, we made progress in researching and developing an online system to easily access and deliver requested information from members of the healthcare, pharmaceutical and biotechnology industries to subscribers to our site. This research focused on refining the process in which we receive the relevant information from the individual, quickly relate this information to the healthcare and/or pharmaceutical customer, and then relay back to the customer the relevant medical and pharmaceutical information he or she requested.


     We    launched    the    initial    beta-version    of   our   website   at
http:/www.healthpipeline.com in August 1999. This beta version contains the initial collection of an on-line library of current healthcare, pharmaceutical and biotechnology information. Our beta site has limited functionality and we have received very limited revenue from it through sales of advertisements. We plan to continue the development of our company through various phases. We have retained Perkins, Brinson & Ho to update our website on a regular basis.


     We have commenced our next phase of development. We anticipate that we will remain in this phase of development through the year 2001. This phase contemplates the refinement and commencement of our marketing strategy and the further research and development of our site's operating infrastructure. To complete the development of our web-site, we require:

     o a web-enabled platform by which we can implement an Internet application that will be scalable (capable of growing to support additional users) enough to handle hundreds or thousands of users, yet flexible enough to meet continually changing business requirements and

     o highly defined customization enabling a subscriber to specify his/her fields of interest within the entire spectrum of health, medicine, and pharmacy. Through this feature, we will be able to create a database of user profiles (a knowledge base of subscribers) which we can market to medical research companies, companies involved in clinical trials, marketers and other sources of revenue generation.

     o To refine and commence our marketing strategy, we require, among other things:

     o a market study on the largest recruiters of clinical trial participants and their recruitment methods in the hopes of tapping this potential revenue producing source upon the commercialization of our site;


     o the execution of a consumer public relations and advertising campaign to raise awareness of the site and subsequently attract visitors to the site. This campaign will include on-line and off-line activities. As a first step, we have retained Rainbow Media to act as our promotional agent. Among their activities will be arranging for media interviews and press coverage, distributing news releases, and any other activity that might raise the profile of our company and our services. In addition Rainbow Media was engaged to commence an updated market study. Rainbow Media reported consolidations and weakness in the Medical Internet sector. They presented a negative view of the potential for success in this market. However, they reported that the provisions of data to the public vis-a-vis the Internet has good business potential. While we can give no assurances, we are continuing to be diligent in our efforts to seek the best avenue to market our company and services and to grow our business. We are aiming to develop a successful Internet site and are considering broadening its content to seek the greatest profit potential. We continue to look for additional content that will be complimentary to our site and helpful to our business. We have met with several representatives and companies in medical information services, insurances services, information delivery, as well as health and burial services in order to build our business and maximize our shareholder value. We cannot assure you that we will be successful in our efforts;

     o the execution of a business-to-business public relations and advertising campaign to attract pharmaceutical firms, pharmacy chains, medical device manufacturers, clinical trial companies, biotechnology firms and other health care marketers, other information providers as well as their advertising agencies, as advertisers and/or sponsors; and

     o the execution of an ongoing effort to build relationships with strategic organizations in the healthcare and information technology sectors. These organizations would include healthcare marketers including pharmaceutical firms, medical service companies--as well as charitable research foundations and publishers, pharmacies, clinical trial organizations, allied health-care groups, and customer media.


     On November 1, 2000, we loaned $200,000 to Accu-Search Inc., a New Jersey corporation. The loan is evidenced by Accu-Search, Inc.'s promissory note which accrues interest at the rate of 12% annually. The principal amount of the promissory note together with accrued interest is due and payable on May 31, 2001. In consideration of the issuance of the loan, Accu-Search, Inc. granted us a perpetual, non-transferable and non-sublicensable royalty free license to utilize an automated software process which will enable us to improve the functionality of our website. Specifically, we anticipate that we will be able to employ the licensed software process in the internal workings of our website to enable us to receive documents in any readable form from our contributors and convert them into an Adobe readable format. We believe that this will enhance accessibility to our website due to the extensive employment by Internet users of Adobe software in order to view documents retrieved from Internet websites. We agreed to extend the maturity date of the promissory note from Accu-Search, Inc. until December 31, 2001. In consideration for this extension, Accu-search granted us an option to purchase 25,000 shares of their common stock at the exercise price of $2.50. While no assurance can be given, we anticipate that we will maintain an ongoing working relationship with Accu-Search, Inc.


     It is difficult to evaluate our business and prospects. Our revenue and income potential is unproven. Our business model as well as the nature of our market is still emerging. While we plan to utilize the proceeds of our initial offering to develop our technical and management infrastructure, an effective marketing strategy and strategic relationships, we may never achieve or sustain profitability. Unfortunately, the timing of our fund raising in order to commence our business plan coincided with the onset of a negative economic environment for development stage companies. In light of this economic environment, our management made two decisions. We decided to husband cash while still developing our website in order to maintain our ongoing economic viability. In order to increase the leverage of our cash and business model, we also decided to actively seek strategic partnerships that will leverage on our business plan and management.



Our Business

     Pipeline Data intends to become an on-line direct marketing agent and referral site designed to assist the healthcare, pharmaceutical and biotechnology and other information providers industries to target directly a valuable and growing volume of individual consumers who have utilized our website to request specific information in the medical and healthcare arena. We are also interested in developing business concepts in all areas of health and science. We actively engage in discussions with business persons and professionals in the fields of medicine, biology, chemistry, technology and the other sciences in the hopes of developing a successful, cutting edge business to maximize the value of our company as well as our stockholders' investment in us.

     Our website, at http://www.healthpipeline.com, is being designed to target healthcare consumers, their families, friends and associates, as well as healthcare professionals. We do not anticipate significant revenue generation until the commercial launch of our website, which we do not expect to occur earlier than the second quarter of 2001. Upon commercialization of our website, we are planning to provide a range of online services, including providing access to:

     o a library of current information on various aspects of healthcare, pharmaceuticals and biotechnology;

     o personalized information about specific health conditions targeted according to the medical profiles of our individual subscribers;

     o content-specific on-line communities that allow consumers to participate in real-time discussions and support networks via the web;

     o information on and the ability to participate in clinical trials; and

     o Health related books and other products.

     Our business opportunity arises from two complementary global trends. The first is the dramatic and continuing growth of the Internet as a source of information. John Sidgemore, vice chairman, MCI Worldcom Inc. and chairman, UUNET Technologies Inc., recently stated at a recent New York InfoTech Forum ,

     "There has never been a growth model like the Internet. It took 38 years to get 50 million people to listen to radio. It took the Internet four years to get that many people. The number of Internet users doubles in size every three months. That's 1,000% growth per year. This is completely new ground and it won't slow down." as quoted in Web Finance, January 31, 2000 -- Technology - Will 2000 Be the Year of Wireless? by Danielle Fugazy

     The second global trend is the re-directing of healthcare advertising expenditures from professionals to consumers through "direct-to-consumer" campaigns. In a recent (March 2, 2000) Business Wire article, Sherry Jordan, Vice President, Strategic Partnerships for the online advertising and direct marketing solutions firm L90 stated,

     "More and more companies are becoming sophisticated marketers with respect to online advertising. The Internet is an increasingly important element of their marketing mix. They are looking for innovative, strategic thinking that extends beyond basic banner advertising to customized solutions that will help them achieve their advertising objectives," Source: Online Advertising Firm L90 Expands Management Team With Three Key Hires; The Company Promotes TDI Outdoor Executive to Oversee National Sales Effort.

     We are looking to assume a successful role in the on-line health information delivery business through a unique, scalable system for creating and maintaining user profiles and, based upon these profiles, delivering targeted news and announcements via e-mail, and simultaneously cultivating a dedicated subscriber base, which we can utilize for marketing and revenue generating purposes.

     Our mission is to help health care consumers and their families gain access to pertinent information that will enable them to make better health care decisions, communicate more effectively with health care providers, and promote compliance with appropriate therapies.

     Our emerging business strategy will seek to attract visitors to our website and provide them with access to information, services and products pertinent to the medical condition that concerns either themselves, a member of their family, or one of their friends. Access to our website will be free, however we may offer premium services for a fee. The creation of premium service and the assessment of any associated fees will be based upon the market place and the marketing practices of competitors.

     While developing our website, we also will be refining our marketing strategy. We believe a significant business opportunity exists in the on-line recruitment of volunteers to participate in clinical trials and that a significant portion of our revenues can be generated from referrals fees for recruiting these volunteers. We believe that our site can provide us with the ability to recruit potential participants for clinical trials on behalf of pharmaceutical and biotechnology companies, universities, teaching hospitals, contract research organizations and site management organizations. We intend to conduct a market study on the largest recruiters of clinical trial participants and their recruitment methods in the hopes of tapping this potential revenue producing source upon the commercialization of our site. We do not anticipate any revenue generation until the commercial launch of our website, which we do not anticipate occurring any earlier than the second quarter of 2001. In the meantime, we will continue to study the best ways to tap sources with the highest revenue generation potential. We anticipate generating future revenue opportunities from multiple sources. Based upon an initial analysis of our target market, we anticipate, that our primary sources of revenues will include:

     o lead generation fees for recruiting clinical trial participants;

     o lead generation fees charged to pharmaceutical and healthcare marketers; and;

     o on-line sales of books and medical supplies.

     We anticipate that secondary sources of revenue will include:

     o sales of website advertising and commercial sponsorships,

     o franchising content;

     o off-line newsletter subscriptions; and

     o consulting services.

Business Description

     Through our Internet website, we intend to deliver a branded, integrated, web-based solution for the healthcare information needs of consumers. We envision our website, located at http://www.healthpipeline.com, to be a single point of access to electronic data interchange services, enhanced communications services, branded healthcare content and other relevant web-based offerings. We want our website to provide premium, branded content to assist consumers in making informed healthcare decisions, personalized information about specific health conditions targeted according to the medical profiles of individual consumers, and content-specific on-line communities that allow consumers to participate in real-time discussions and support networks via the web.

     We intend to be primarily a "direct-to-consumer" marketing channel with a "virtual medical and health information library" on the Internet and world wide web, that will create a high quality content destination that attracts visitors who will find the information valuable. We also intend to reach non-Internet users through newsletters, CD-ROMs, television and other vehicles.

     Our website is being developed to serve the consumer demand for top-quality, comprehensive information on specific medical topics. Our primary target audience consists of health care consumers and their families, who are facing acute and/or chronic, long-term medical conditions and who are looking for detailed information about particular illnesses, the latest treatments, drug-related and other therapies, as well as the management of side effects.

     Our content is presented in English and can be easily translated into other languages to expand the market opportunity. Our research, development and market exploration leads us to various opportunities that we might seek to grow, if management determines that the opportunity is a meaningful and potentially successful one.

The Overall Market Opportunity

     Our overall market opportunity arises from two complementary global trends. The first is the dramatic continuing growth of the Internet as a source of information. The second is the redirecting of healthcare advertising expenditures from professionals to consumers through direct-to-consumer campaigns. We believe that the following specific key trends increase demand for our services:

     o Continuing Penetration of Computers and Modems in the Home:

     An increasing percentage of computer owners also own modems, which are being pre-installed in a growing number of new computers. Currently, over 51 million U.S. households have personal computers; over 75 million people use the Internet; at least 12 million new people sign on to the Internet each year; the median household income for US web "surfers" is approximately $65,000 per year; the web is one of the fastest and least expensive forms of marketing and customer service; and consumers are increasingly turning to the WWW to locate and purchase goods and services. (Source: Information Developers, Web Site Solution Provider -http://www.infodevelopers.com/Q&A.htm.) We believe that this growth has been accompanied by increasing use of computers for communications such as facsimile transmissions and electronic mail.

     o Growth of the Informational and Commercial Applications and Resources of the Internet:

     Use of the Internet has grown rapidly since commercialization in the early 1990s. An increasing number of servers and websites are being connected to the Internet, making available educational and healthcare text, graphics and audio and video information which may be accessed by consumers. Traditional and emerging Internet applications, including electronic mail and the Internet, are also increasing in popularity. Internet use is also being promoted by the development of user-friendly navigation and search tools designed to simplify consumer access to the Internet's resources.

     o Increasing Demand for Healthcare Information:

     We believe that demand for healthcare information and services is increasing as the "baby boomer" generation reaches its peak healthcare consuming years. Consumers are assuming greater responsibility for their healthcare decisions, seeking more information when choosing a health plan, doctor or treatment. Significantly, there is also a growing propensity towards "self-help" in regard to healthcare. According to The New York Times, the number of health-related websites on the Internet has grown significantly, reflecting increased consumer demand for information to help them make more informed choices about their own care.

     In light of the spectacular growth of the Internet over the last few years, estimates of the number of Internet users vary widely. In February 1999, On Wall Street carried the following opinion.

     "There's certainly no denying the growth of the Internet and Internet-related advertising and commerce. There will be 320-million Internet users worldwide by 2002, compared to less than 70-million in 1997. Worldwide transactions on the Internet are predicted to reach $426 billion, up from $12 billion." From: Introducing the PWE Ratio --Price to Wildest Expectations: It explains the ridiculous rise in Internet stock prices by David W. Tice -- On Wall Street February 01, 1999

     With tens of thousands of new users and thousands of new websites added to the fold each day, accurate demographic profiles are difficult to derive. Nevertheless, certain trends have been established. In particular, it has been noted that health and medical issues are among the most important to Internet users as a whole. From studies reviewed by us, it appears that health and medical information is one of the fastest growing areas of interest on the Internet.

     "An estimated 25.5 million people will go online to search 20,000 health-related web sites for information this year." Source: E-Healthcare Connections Journal -- Fall 1999 Volume 2.

     "Each month, thousands of new health-related web sites come online, even as millions of consumers rush headlong onto the Net in search of healthcare information and self-care empowerment. Keeping up with the revolution is a growing challenge."

     Source: http://www.ehealthcareconnections.com/index2.html March 11, 2000

     According to Media Metrix, an independent web research company, healthcare-related content was the second most popular subject of web-based information retrieval searches in 1997. According to Cyber Dialogue, an independent research company, approximately 70% of the persons searching for health and medical information on the Internet believe the Internet empowers them by providing them with information before and after they go to a doctor's office. Cyber Dialogue also indicates that during the 12-month period ended July 1998, approximately 17 million adults in the United States searched on-line for health and medical information, and approximately 50% of these individuals made off-line purchases after seeking information on-line. Furthermore, Cyber Dialogue estimates that the number of adults in the United States searching for on-line health and medical information will grow to approximately 30 million in the year 2000, and they will spend approximately $150 billion for all types of health-related products and services off-line. Accordingly, we believe that healthcare and pharmaceutical companies will increasingly attempt to influence consumer spending decisions through on-line advertising. An independent research company, Jupiter Communications, estimates that expenditures for on-line health and medical advertising will grow to approximately $265 million by 2002.

The Market Niche Opportunity

     The traditional physician/patient relationship has been usurped by having to use physicians and specialists dictated by increasingly restrictive medical plans. In addition, more physicians work in large compartmentalized offices and don't have the time, inclination or incentive to develop long term patient relationships. Taken together, these factors are causing an ever-growing number of consumers to take greater responsibility for their own health-related decisions. As such, this particular group forms an important target market for pharmaceutical and healthcare marketers - hence the increase in direct to consumer programs.

     An independent research company, Jupiter Communications, estimates that expenditures for online health and medical advertising will grow to approximately $265 million by 2002. As would be expected, a rapidly growing number of these consumers (i.e., potential "direct to consumer" targets) are logging on to the Internet to seek information that will help them to address the health problems that impact their families and themselves.

     Despite the attractiveness of "targeted marketing," i.e., when advertisements are directed to exactly those users most likely to respond, most current Internet advertising employs two very different forms of delivery: graphic advertisements on websites, and text promotions via e-mail. Graphic advertisements on websites most commonly occur as "banners" placed at the top of a page on the web. Banner advertising has a number of significant disadvantages: advertisers must fit their message, including all text and graphics, in a relatively small space; and most users of the web have become so immune to banner advertising that banners often go entirely unnoticed. Yet advertisers are charged for each "impression" they receive.

     Those marketers looking to deliver an extended advertisement or promotion directly to the consumer have sometimes turned to direct e-mail. Though, in most forms, it cannot accommodate graphics, an e-mail message sent directly to an Internet user can contain any amount of text and can speak directly to that user. Unfortunately, direct e-mail marketing has most frequently taken the form of bulk unsolicited e-mailing, in which messages have been sent to all names on a purchased list of e-mail addresses, typically obtained without the explicit consent of the addressees.

     There is, however, an alternative to mass unsolicited mailings, which involves an aspect of "push technology" - wherein a user notifies a list server of those subjects that interest him or her, and the list server filters all potential messages and delivers to the user only those that fit the relevancy criteria - but it is still being employed on only a relatively small scale. The e-mail alternative to mass unsolicited mailings is referred to as an "opt-in" scheme, whereby a user voluntarily submits his or her e-mail address to a list that promises to deliver messages to the interested user. Marketers then deliver their promotions only to those lists which are appropriate, and all users can opt-out of a given list at any time, thus eliminating the possibility of unwanted messages.

The Internet Site

     We launched the initial beta-version of our Internet site at http://www.healthpipeline.com in August 1999. We have been designing our Internet site from the ground up with the healthcare consumer in mind. The objective is to develop an empowered consumer who achieves improved health. The site will strive to provide "one-stop shopping" for customer healthcare, pharmaceutical and medical information. The vast majority of services are provided free to the visitor.

     We anticipate that all information and services will be organized into approximately 50 different medical disease and condition topics. Some of the topics include: attention deficit disorder, AIDS, allergies, Alzheimer's disease, arthritis, asthma, breast cancer, bronchitis, colorectal cancer, depression, diabetes, erectile dysfunction, headache/migraines, heart disease, infertility, lung cancer, melatonin, menopause/osteoporosis, obesity, hypertension, pregnancy, prostate cancer, sleep disorder, spinal cord injury, sexually transmitted diseases, stress and strokes. Additional linked sections will be added in the future.

The Service

     We are developing an "opt- in" e-mail delivery service covering the entire spectrum of health, medical, and pharmaceutical interests. All that a potential subscriber will need for this free service is a valid e-mail address. A new subscriber will create his or her user profile through either a web-based interface, or through an e-mail or paper-based questionnaire. This profile is essentially a list of all topics that the visitor or subscriber is interested in receiving information about chosen from an extensive universal list. These profiles, which could be updated at any time through the web, determine the information the users will receive via e-mail.

     Using this approach to direct e-mail, we will be able to send subscribers capsulized news and promotional items dealing with their respective areas of interest. Subscribers will then have a convenient way of accessing additional details on each of these items. While we have not completed our sales and marketing strategy, we anticipate charging advertisers/marketers not for distribution of their capsulized news items, but rather for each subsequent subscriber request for additional information. To solicit advertisers, we are considering utilizing the outsourcing services of on-line advertising agencies such as Doubleclick.com. Part of the proceeds from this offering will be utilized to complete a market study of the industry and of how to successfully position our company within it.

     We intend to provide access to the service on a 24 hour a day, seven days a week basis through various communications line providers. While certain aspects of a site can be operated by autoresponders, individuals will be required to oversee administrative and technical aspects of our operations. Part of our proceeds will be utilized to determine the most highly scalable, flexible and cost effective way of running our site. Our test model contemplates outsourcing the majority of our operating infrastructure, such as the hosting of our system infrastructure and database servers. We will also survey the benefits of hiring staff to maintain our site and seeking affiliate and/or co-branding relationships with other medical sites and seeking outside consultation services from technical product and service providers, like Computer Associates.

     In addition to expanding the business relationships in the healthcare and medical information field, we see significant future opportunities by using the service to help with drug compliance programs and e-commerce.

Under Development

     We need to continue the research and development of our website in order to bring it from the beta phase to full commercialization. To accomplish this goal, we need to develop:

     o a web-enabled platform by which we can implement an Internet application that will be scalable (capable of growing to support additional users) enough to handle hundreds or thousands of users, yet flexible enough to meet continually changing business requirements; and

     o a highly defined customization feature to our website, which will enable a subscriber to specify his fields of interest within the entire spectrum of health, medicine, and pharmacy. Through this feature, we will be able to create a database of user profiles (a knowledge base of subscribers) which we can market to medical research companies, companies involved in clinical trials, marketers and other sources of revenue generation.

Initial Business - Tapping sources of Revenue Generation

     We do not anticipate significant revenue generation until the commercial launch of our website, which we do not expect to occur within the next 12 months. In addition to developing our website, our present stage of development contemplates developing our market strategy. Part of this exercise is to study the most effective ways to tap sources with the highest revenue generation potential. We believe a significant business opportunity exists in the on-line recruitment of volunteers to participate in clinical trials. We also believe that our site can provide us with the ability to recruit potential participants for clinical trials on behalf of pharmaceutical and biotechnology companies, universities, teaching hospitals, contract research organizations and site management organizations. We intend to conduct a market study on the largest recruiters of clinical trial participants and their recruitment methods in the hopes of tapping this potential revenue producing source upon the commercialization of our site. We anticipate generating future revenue opportunities from multiple sources.

Primary Revenue Sources

     o Revenue generated by leads for clinical trial participants.

     We believe a significant business opportunity and source of revenue exists in the on-line recruitment of volunteers to participate in clinical trials. The speed with which clinical trials can be completed is significantly affected by the rate at which participants are enrolled. We believe the inability to recruit a sufficient number of patients in a timely manner is a recurring problem and one of the most frequent causes of clinical trial delays, as well as a major cost for clinical research sponsors. We believe that our site can provide us with the ability to recruit potential participants for clinical trials on behalf of pharmaceutical and biotechnology companies, universities, teaching hospitals, contract research organizations and site management organizations. We believe that revenue generating opportunities could be cultivated by entering into contracts with these types of organizations. Revenue of this type may consist of annual fees paid by organizations to recruit on our site and fees based on the number of volunteers recruited from our site who meet the general criteria for a trial and who are accepted into a study. We have not had any revenue from clinical trial recruitment to date and do not currently have any contractual arrangements that provide us with revenue for clinical trial recruitment.

     o Lead generation fees charged to pharmaceutical and healthcare/medical marketers (of services products, books, drugs, magazines and articles).

     We plan to pursue relationships with pharmaceutical and healthcare/medical marketers. We believe that we will be able to deliver to these companies a highly-motivated, interested and targeted subscriber base that allows these companies an opportunity to provide product information, products and services to this audience. We anticipate that the advertiser/marketer would pay an annual fee for having access to our subscriber base. In order to attract subscribers to our database, we are considering the inclusion of various services such as on-line compliance programs that take advantage of the interactive features of the Internet to improve patient compliance with prescribed therapies, on-line "chat" capabilities and sponsored healthcare forums in our website, and hyperlinks to selected Internet sites covering different medical topics of interest. Presently our test beta site contains hyperlinks to selected Internet sites covering different medical topics of interest.

     o On-line sales of books and medical supplies.

     We are considering the development of e-commerce operations to address the increasing number of consumers who we believe are interested in buying health-related products over the Internet. Currently, we have contractual relationships with Amazon.com, Barnesandnoble.com and Egghead software pursuant to which we will refer users to their sites where subscribers can buy their products. In return, these on-line companies will pay us a referral fee based on the sales price. We have begun to derive only negligible revenue from Amazon.com for referring users to its site. We plan to pursue additional relationships upon the commercialization of our website. We anticipate that relationships of this sort could cause us to recognize revenues from sales as made or access fees generally over the term of the contract. Depending on our initial success or failure of these sales, we also may offer, over our website, pharmaceuticals, over-the-counter drugs, vitamins, responsible natural products, durable medical equipment, CD-ROMs and other medical products and supplies. Secondary Revenue Sources.

Secondary Revenue Sources

     o Sales of website advertising and commercial sponsorship.

     We believe that open access to the Internet and the rapidly increasing number of Web users have resulted in the emergence of the Web as a potent new medium for advertising. We believe the effectiveness of Internet advertising is not proven and the success of business models relying principally on advertising revenue is uncertain. However, to the extent that Internet advertising and related business models prove successful, we believe our site is being designed to generate advertising revenue opportunities because of its interactivity, flexibility, targetability and measurability. In particular, we believe our site will be designed to enable advertisers to reach large consumer audiences and target advertisements to specific regional populations, specific consumer audiences or selected individuals. Our site is designed to display "banner" advertisements that allow consumers to link directly to the advertiser's Web site. We plan to market banner advertising on our site to traditional advertisers, such as pharmaceutical companies, medical device manufacturers and other healthcare companies. We plan to pursue advertising contracts under which we guarantee a minimum number of user "impressions," which are the number of times that an advertisement is displayed on the screen of our users, to be delivered over a specified period for a fixed fee. Revenues of this type are also generated based on the number of visitors to our sites or the number of visitors who "click through" our site to the sponsor's site. Currently, our beta site contains one banner advertisement from which we derive no revenue.

     A potential revenue generating source which we have seen other medical sites utilize is to provide hospital sponsors with exclusive access to an audience of potential consumers located in the geographic area, defined by zip code, served by the hospital. When developed, our site could provide each hospital sponsor with its own Web page on our site, which may feature an image of the hospital, a description of its services and facilities, directions to the hospital and a link to its Web site, if one exists, or other promotional content provided by the sponsor. The sponsor could be given the opportunity to provide consumers free medical information and exposure to the sponsor's own doctors. When visitors enter our site for the first time they will be requested to provide their state and zip code information. Each time after the initial visit that the user visits our site, our site would automatically identify the applicable sponsor hospital, delivering the sponsor's marketing message directly to the user's screen. Revenue of this type would be generated by a flat annual fee potentially based on the number of consumers in the sponsor's market, the scope of geographic exclusivity, the number of zip codes purchased, or the competitiveness of the hospital's market.

     o Patient Association

     We want to implement a service that will provide links to patient associations involved with the medical conditions covered in the various topics. A detailed introduction to the association will be provided. Through these links, a subscriber will have access to membership information, additional material on the medical topic, and products and services offered by the association.

     We intend to negotiate content and marketing agreements with a number of non-profit patient support organizations. The agreements will provide for sharing of medical information, sales of videotapes, books and other products, on-line donation and membership registration for conferences and association services; all via our proposed secure transactions area. Generally, these agreements will provide that we will be paid a referral fee based on a percentage of the purchase price of items sold through our on-line book or medical supply stores, or other payments made to the organization plus credit card processing charges.

     o Franchising content

     We intend our website to contain an extensive database of healthcare information, including licensed content addressing specific diseases and medical issues; a medical encyclopedia; a pharmacy reference, including information licensed from the US Pharmacopoeia database; information relating to self-help groups; and numerous articles from prominent healthcare periodicals such as The New England Journal of Medicine and the Journal of the American Medical Association. Our beta test site includes this material to a limited extent as well as links to many of the healthcare periodicals but does not yet contain proprietary content or outsourced summaries. We are considering the feasibility of approaching pharmaceutical firms, pharmacy chains, and other companies in related fields and offer to license our database content. We would charge a license fee on a per visitor basis.

     o Off-line newsletter subscriptions

     Stepping outside of the Internet, there are thousands of consumers and their families who desire to obtain the same quality of information organized into specific topics - but who do not have Internet access. To service this "off-line" demand, we are determining the feasibility of publishing off-line newsletters. Our management believes that it will have enough content to publish a quarterly or even bi-monthly issue on most topics that are included on the website. Our newsletter would be distributed through support group channels, medical supply and pharmaceutical company marketing programs.

     o Consulting services

     We are developing plans to utilize the knowledge gained from the design, production and marketing of our web-site to provide consulting services to other non competitive web-sites.

     Whether we can generate revenues or be able to operate profitably will depend, among other things, on our ability to achieve the following objectives, in order to:

     o successfully complete the development and commercialization of our website;

     o successfully target revenue generating sources and enter into contractual arrangements with these sources;

     o attract a large number of clients to our website and have them join our subscriber lists;

     o successfully implement our marketing strategy;

     o respond effectively to competitive pressures;

     o continue to develop and upgrade our technology;

     o attract, integrate, retain and motivate qualified personnel;

     o effectively execute our plan to develop additional online content, applications and products;

     o respond effectively to increased business operation demands; and

     o access additional necessary funding.

     We may be unable to accomplish one or more of the above, which could cause our business be unsuccessful. In addition, accomplishing one or more of the above could be very costly, which could harm our financial results. Note that we do not believe that the failure of one revenue stream will cause our business to be unsuccessful. Rather, we intend to diversify our sources of revenue generation as an attempt to safeguard against one unsuccessful venture. We cannot assure you that this strategy will be successful.

Our Developing Marketing Strategy

     In addition to market and revenue feasibility studies, our marketing strategy has two components. First, we intend to execute a consumer public relations and advertising campaign to raise awareness of the site and subsequently attract visitors to the site. This campaign will include on-line and off-line activities. As a first step, we have retained Rainbow Media to act as our promotional agent. Among their activities will be arranging for media interviews, press coverage, distributing news releases, and any other activity that might raise the profile of our company and our services. Second, we intend to conduct a business-to-business public relations and advertising campaign to attract pharmaceutical firms, pharmacy chains, medical device manufacturers, clinical trial companies, biotechnology firms and other health care marketers, as well as their advertising agencies, as advertisers and/or sponsors.

     We also intend to build relationships with strategic organizations in the healthcare and information technology sectors. These organizations would include healthcare marketers including pharmaceutical firms, medical service companies, charitable research foundations and publishers, pharmacies, clinical trial organizations, allied health-care groups, and customer media. These relationships are expected to result in long-term partnerships.

     We also intend to place advertising banners on various Internet web search engines, such as Yahoo, WebCrawler, America Online's NetFind, Excite, Lycos, Alta Vista and several others. In addition, we intend to post messages to news groups to promote the site to potential visitors and subscribers to our website on the Internet. We also hope to reach agreements with the syndicated medical television shows, to co-brand the shows and the sites and co-market both companies to advertisers and marketers.

Dealing With Competition

     The market for healthcare information services is intensely competitive, rapidly evolving and subject to rapid technological change. Many of our competitors have greater financial, technical, product development, marketing and other resources than we have. These organizations may be better known and have more customers than us. We may be unable to compete successfully against these organizations.

     Many of our competitors have announced or introduced Internet strategies that will compete with our proposed applications and services. We have many competitors, including:

     o healthcare information software vendors, including McKesson HBOC and Shared Medical Systems Corporation;

     o  healthcare  electronic  data  interchange  companies,   including  ENVOY
Corporation and National Data Corporation;

     o large information technology consulting service providers, including Andersen Consulting, International Business Machines Corporation and

     In addition, we expect that major software information systems companies and others specializing in the healthcare industry will offer competitive applications or services. Some of our large customers may also compete with us. We will also compete for subscribers, consumers, content and service providers, advertisers, sponsors and acquisition candidates with the following categories of companies:

     o online services or web sites targeted to the healthcare industry and healthcare consumers generally, including medscape.com, pol.net, ivillage.com, medcareonline.com, mediconsult.com, betterhealth.com, drkoop.com, onhealth.com, healthcentral.com, and thriveonline.com;

     o publishers and distributors of traditional offline media, including those targeted to healthcare professionals, many of which have established or may establish web sites;

     o general purpose consumer online services and portals which provide access to healthcare-related content and services;

     o  public  sector  and  non-profit   web  sites  that  provide   healthcare
information without advertising or commercial sponsorships;

     o vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging; and

     o web search and retrieval services and other high-traffic web sites.

Sources

     This prospectus includes statistical data regarding the Internet industry. This data has been taken or derived from information published by sources including Media Metrix Inc., Cyber Dialogue Inc. and Jupiter Communications, media research firms specializing in market and technology measurement on the Internet; as well as International Data Corporation, a provider of market and strategic information for the technology industry. Although we believe that the data are generally indicative of the matters they touch upon, this type of data can be by nature imprecise, and so investors are cautioned not to place undue reliance on such data.

Systems And Technology

     In order to support our anticipated growth, we plan to engage in projects to enhance our information systems.

Staff


     As of August 31, 2001, we had one full-time employee and three part-time employees. Our employees are not represented by any labor union, and we consider our relationship with them to be good.


Industry Wide and Systemic Risks

     While we believe that an "opt-in" healthcare-based consumer web site offers exciting business potential, we are faced with several risks peculiar to the Internet, and also more general in nature. These are discussed below.

Infrastructure, Operations and Technology

     Our operations will depend upon the capacity, reliability and security of our computer system infrastructure. We currently have limited system capacity and will be required to continually expand our system infrastructure to accommodate significant numbers of users, visitors and subscribers, and the increasing amounts of information such users may wish to access. Expansion of our system infrastructure will require substantial financial, operational and management resources. In addition, we will be dependent upon (a) web browsers and third party Internet and on-line service providers for access to our services, (b) hardware suppliers for prompt delivery, (c) installation and service of computer equipment used to deliver our services, and (d) on-line content providers to provide current up-to-date healthcare information for use by consumers.

We Are Unable To Accurately Forecast Our Revenues

     As a result of the limited operating history of our Internet operations and the emerging nature of the markets in which we intend to compete, we are unable to forecast our revenues with any degree of certainty. We expect expenses to increase significantly in the future, as our business continues to incur significant sales and marketing, product development and administrative expenses. The success of our business depends on our management's ability to increase revenues to offset expenses. We cannot guarantee that we will be able to generate sufficient revenues to offset operating expenses, or that we will be able to achieve or maintain profitability. We may also need to raise additional capital through additional securities offerings to fund the marketing and administration of our services. However, we cannot guarantee that we will be able to raise additional capital on favorable terms, if at all.

We Face Intense Competition Associated With Technological Change

     The market for our service is characterized by rapidly changing technology and evolving industry standards, often resulting in short product life cycles and even product obsolescence. Accordingly, our ability to compete will be dependent on our ability to establish a market presence for healthpipeline.com and establish our service in the marketplace in a timely manner, and we must continually enhance and improve our website offerings and develop and market new products and services. There can be no assurance that we will be able to successfully enhance our products or develop new products, or that competitors will not develop technologies or products that render our products and/or services either less marketable or even obsolete.

     The market we intend to enter is characterized by intense competition and an increasing number of new entrants who have developed, or are developing, products and services that may compete with us. Many of the competitors will be larger and better-financed than we are. Many competitors, even those larger and better financed, have not achieved success in this market. We will face competition from numerous sources, including other on-line health information services and Internet service providers. It is our belief that competition will be based primarily on ease of use, range and quality of features (including communications capabilities and content), as well as price and, subsequently, we believe that the specific on-line functionality of healthpipeline.com will provide us with a competitive advantage.

     According to our own research, there are over 7,500 medical and health information sites on the world wide web; however, only a small percentage of these sites are regularly managed and updated. Included among these websites are Intellihealth, a site developed jointly by Aetna U.S. Healthcare and Johns Hopkins University; Medscape, operated by Medscape, Inc.; PharmInfoNet, operated by VirSci Corporation; HealthAnswers, operated by Orbis Broadcast Group and MediConsult.com as well as additional sites operated by the Mayo Clinic, Avicenna, Sapient Health Network, Global Medic and HealthGate. Recent And Continuing Publicity

Recent And Continuing Publicity

     Companies engaged in Internet activities have received, and may continue to receive, a high degree of media coverage, including coverage that presents inaccurate or incomplete investment-related information and forward-looking statements that involve numerous risks and uncertainties. Prospective investors should not rely on any information other than the information set forth in this prospectus in making a decision to purchase the common stock or warrants. Our actual results could differ materially from those stated in any forward-looking statements as a result of numerous factors, including those set forth in the "Risk Factors" section and elsewhere in this prospectus.

     The trading price of our common stock and/or warrants could be subject to fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new services or products by us or our competitors, changes in financial estimates by securities analysts, the operating and stock price performance of other companies, general economic conditions and other events or factors. In addition, equity securities of technology companies generally and Internet-related companies in particular have shown marked volatility. Such volatility has included rapid and significant increases in the trading prices of certain Internet companies to levels that do not bear any reasonable relationship to the operating performance of such companies, as well as large interday swings in the trading prices of such securities. Extreme volatility can also produce large price decreases, as well. These fluctuations may materially affect the trading price of our common stock and/or warrants and, consequently, we cannot guarantee that investors will be able to sell their common stock and/or warrants at or above the initial public offering price. In the past, following periods of volatility in the market price for a company's securities, stockholders have often instituted securities class action litigation. Such litigation could result in substantial costs and the diversion of our management's attention and resources, which could have a material adverse effect on our business, financial condition and operating results.

Adoption Of The Internet As An Advertising Medium Is Uncertain

     We expect to derive a portion of our revenues from advertising on the healthpipeline.com website. However, we have not earned any advertising revenue to date, and we cannot guarantee that we will be able to generate significant advertising revenues in the future. No standards have been widely accepted to measure the effectiveness of advertising on the Internet, and if such standards do not develop, existing advertisers may not continue their current level of Internet-based advertising, and those advertisers who have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. Advertisers who already have invested substantial resources in other advertising methods may be reluctant to adopt a new strategy. Consequently, our business could be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected. Our Services Are New And The Industry Is Evolving

Our Services Are New And The Industry is Evolving

     Investors should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by development stage companies, particularly companies in the new and rapidly evolving Internet market. To be successful in this market, we must, among other things:

     o Develop and introduce functional and attractive service offerings;

     o Attract and maintain a large base of subscribers and consumers;

     o Increase awareness of our brand and develop subscriber and consumer loyalty;

     o Provide subscribers with desirable services and compelling, original content at attractive prices;

     o Establish and maintain strategic relationships with service and content providers;

     o Establish and maintain relationships with healthcare sponsors, marketers, advertisers and their advertising agencies;

     o Respond to competitive and technological developments;

     o Build an operations structure to support our business; and

     o Attract, motivate and retain qualified personnel.

     We cannot guarantee that we will succeed in achieving these goals, and failure to do so could have a material adverse effect on our business, prospects, financial condition and operating results.

     The Internet market is still at an early stage of development, rapidly evolving and characterized by an increasing number of market entrants who have introduced or developed competing products and services. As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because of this, it is difficult to predict with any certainty the size of this market and its growth rate, if any. We cannot guarantee that a market for our services will develop or that demand for our services will emerge or be sustainable. If the market fails to develop, develops more slowly than expected, or becomes saturated with competitors, our business, financial condition and operating results could be materially and adversely affected.

Market Acceptance Of Our Services Is Uncertain

     We cannot guarantee that participants in the healthcare and pharmaceutical industry will accept our services, or even accept the Internet itself, as a replacement for traditional sources of these services. Market acceptance of our services will depend upon continued growth in the use of the Internet as a source of communications and information services for the healthcare and pharmaceutical industry. Storage Of Personal Subscriber Information

Storage Of Personal Subscriber Information

     It is our policy not to disclose willfully any individually identifiable information about any of our visitors or subscribers to a third party without consent, and we intend to have a privacy policy statement displayed on the healthpipeline.com website. However, despite this policy, if hackers were able to penetrate our network security, or otherwise misappropriate personal information or credit card information supplied by our visitors and/or subscribers, we could be subject to liability. Such liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. Liability could also include claims for other misuses of personal information, such as for unauthorized marketing purposes, which could involve us in litigation. In addition, the Federal Trade Commission
(FTC) and state governmental bodies have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced, or if the FTC and/or other regulatory bodies chose to investigate our privacy practices.

We May Experience System Failures

     To be successful as an on-line service, we must be able to operate our website 24 hours a day, seven days a week, without interruption. Almost all of our communications and information services are provided through third party service and content providers. We do not maintain redundant systems or facilities for our services. To operate without interruption, our service and content providers must guard against:

     o Damage from fire, power loss and other natural disasters;

     o Communications failures;

     o Software and hardware errors, failures or crashes;

     o Security breaches, computer viruses and similar disruptive problems; and

     o Other potential interruptions.

     We cannot guarantee that periodic system interruptions will not occur. Any significant interruptions to our services, or an unacceptable increase in response time to any visitor and subscriber queries, could result in a loss of potential or existing subscribers, strategic partners or advertisers and sponsors and, if sustained or repeated, could reduce the attractiveness of our website to such parties.

     From time to time, our website may be required to handle a high volume of traffic and deliver frequently updated information. At such times, the website may experience slower response times or even system failures, due to increased website traffic, or for a variety of other reasons. We will also depend on content providers to provide information and data feeds on a timely basis. If our content providers fail to receive or transmit, or delay the transmission or receipt of, this information, our website could experience disruptions or interruptions in service. In addition, in order to access our website, our subscribers and consumers depend on Internet Service Providers (ISPs), On-line Service Providers (OSPs) and even other website operators. Each of these service providers has experienced significant outages in the past and could experience outages, delays and other difficulties in the future, due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in our use. Any significant interruption in our operations, even those caused by events that are beyond our control, could have a material adverse effect on our business, financial condition and operating results.

We Could Be Liable For Information Retrieved From Our Website

     We may be  subject  to  third  party  claims  for  defamation,  negligence, copyright or trademark infringement, based on the nature and content of information supplied on our website by us or third parties, including our content providers. These types of claims have been brought, sometimes successfully, against on-line services in the past. Also, content that may be accessible through our website, or via third party websites linked to the healthpipeline.com website could also subject us to certain legal actions. For example, claims could be made against us if material deemed inappropriate could be indirectly accessed through our website, or if a visitor and/or subscriber relies on healthcare information accessed through our website to their detriment. Even if such claims do not result in liability to us, we could incur significant costs in investigating and defending such claims, or in the implementation of measures to reduce our exposure to such liability. Any insurance we may have may not cover potential claims of this type, or may not be adequate to cover all costs incurred in defense of potential claims, or may not indemnify us for all or any liability that may be imposed.

We Must Protect Our Intellectual Property

     There can be no assurance that we will be able to secure and protect trademark and/or service mark registrations for our marks, or that third parties will not infringe upon or misappropriate our intellectual property. In addition, the global nature of the Internet makes it impossible to control the ultimate destination of our services, and effective copyright and trademark protection may be limited or even nonexistent in certain foreign countries. It is possible that third parties will adopt product or service names similar to ours, thereby impeding our ability to build brand identity, which could possibly lead to customer confusion and loss of brand loyalty.

     We may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If other parties file applications for marks used or registered by us, we may have to oppose those applications and participate in administrative proceedings to determine priority of rights to any mark, which could result in substantial costs to us, due to the diversion of management's attention and the expense of such litigation, even if we eventually obtain a favorable legal outcome.

We May Not Be Able To Prevent Internet Security Breaches

     The difficulty of transmitting confidential information securely on-line has been a significant barrier to conducting electronic commerce and engaging in sensitive communications over the Internet. We will rely on browser-level encryption, authentication and certificate technologies, to provide the security and authentication necessary to effect secure transmission of e-mail all of which are licensed from third parties. However, we cannot guarantee that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of our security measures. Any party who is able to circumvent our security measures could misappropriate proprietary information or confidential communications, or cause interruptions in our operations. We may be required to spend significant capital and other resources to protect our service against the threat of such security breaches, or to alleviate problems caused by such breaches.

We May Be Subject To Government Regulation:

By the Federal Communications Commission (the "FCC")

     At present, there are few laws or regulations that specifically regulate communications or commerce on the Internet; however, future laws and regulations may address issues such as on-line content, user privacy, and pricing and quality of products and services. As an Internet service provider, we are not currently subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the Federal Communications Commission reaffirmed that Internet service providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Telecommunications Act of 1996, as amended.

     This finding is important because it means that we are not subject to regulations that apply to telephone companies and similar carriers. We also are not required to contribute a percentage of our gross revenues to support "universal service" subsidies for local telephone services and other public policy objectives, such as enhanced communications systems for schools, libraries and certain health care providers. Although there can be no assurance, the Federal Communications Commission action may also discourage states from separately regulating Internet service providers as telecommunications carriers or imposing similar subsidy obligations.

     Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. In addition, several telecommunications carriers are seeking to have Internet telecommunications regulated by the FCC in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs.

     Also, Internet user privacy has become an issue both in the United States and abroad. Current United States privacy law consists of a few disparate statutes directed at specific industries that collect personal data, none of which specifically covers the collection of personal information on-line. We cannot guarantee that the United States or foreign nations will not adopt legislation aimed at protecting on-line privacy. Any such legislation could affect the way in which we are allowed to conduct our business, especially those aspects that involve the collection or use of personal information and, as a result, such legislation could have a material adverse effect on our business, financial condition and operating results. Moreover, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet.

By Healthcare Agencies

     Currently, our operations are not regulated by any healthcare agency. However, Congress is likely to consider legislation that would establish uniform, comprehensive federal rules about an individual's right to access his own or someone else's medical information. This legislation would likely define what is to be considered "protected health information" and outline steps to ensure the confidentiality of this information. The proposed Health Information Modernization and Security Act would provide for establishing standards and requirements for the electronic transmission of health information.

     Furthermore, the healthcare industry in general is subject to extensive, stringent and frequently changing federal and state regulation, which is interpreted and enforced by regulatory authorities with broad discretion. Among other things, these regulations govern the provision of healthcare services and the marketing of medical devices. These regulations generally predate the development of products and services such as those we intend to offer on our website, and we are therefore not certain how the application and enforcement of such regulations might affect our business or our services. However, certain of the statutes governing the provision of healthcare services could be construed by regulatory authorities to apply to our proposed business activities. Consequently, there can be no assurance that regulatory authorities do not or will not deem our business activities to constitute the unlicensed practice of medicine.

We Are Subject To Risks Associated With Possible Acquisitions

     Our management regularly evaluates acquisition opportunities and, as a result, may engage in acquisition discussions, may conduct due diligence activities in connection with possible acquisitions, and, where appropriate, may engage in acquisition negotiations. Any completed acquisition would involve numerous risks, including difficulties in assimilating operations, services, products and personnel of the acquired company, the diversion of our management's attention from other business concerns, entry into markets in which we have little or no prior experience, the potential loss of key employees, and our inability to maintain subscribers or goodwill of the acquired businesses. In order to grow the business, our management may continue to acquire businesses that it believes are complementary. Successfully implementing this strategy depends on our management's ability to identify suitable acquisition candidates, acquire companies on acceptable terms, integrate their operations and technology successfully with ours, retain existing subscribers and maintain the goodwill of the acquired business. We are unable to predict whether or when any prospective acquisition candidate will become available, or the likelihood that any acquisition will be completed. There are not, as of the effective date, any pending acquisitions.

Our Securities are Subject to Regulation by the Securities and Exchange Commission and State Regulators

     Issuance of our securities is regulated by the Securities and Exchange Commission and the securities commissions of states where we are offering or selling our securities. Future issuance of stock, warrants and/or options will require compliance with laws requiring registration of such securities or the availability of an exemption therefrom. We will be able to issue shares of our common stock upon exercise of the warrants only if there is then a current prospectus relating to the shares of common stock issuable upon the exercise of the warrants, and only if such shares of common stock are qualified for sale or exempt from qualification under applicable state securities laws. Although we intend to use our best efforts to meet such regulatory requirements, there can be no assurance that we will be able to do so. The warrants will be deprived of any value if a current prospectus covering the shares of common stock receivable upon their exercise is not then in effect, or if such shares of common stock are not or cannot be qualified or exempted from qualification in the relevant jurisdictions.

We Could Be Subject To Sales Or Other Taxes

     The tax treatment of Internet transactions and e-commerce, in particular, is unsettled. Several proposals have been made at the federal, state and local level, and by certain foreign governments, that could impose taxes on the sale of goods and services and certain other Internet activities. A recently enacted law places a temporary moratorium on certain types of taxation on Internet commerce, but we cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business, financial condition and operating results.

We Have A Limited Trading Market, And The Price Of Our Common Stock May Be Quite Volatile For Some Time To Come.

     Our common stock commenced trading on the OTC Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. October 19, 2000. There is a limited public trading market for our common stock on the OTC Electronic Bulletin Board. We cannot assure you that a regular trading market for our common stock will ever develop or that, if developed, it will be sustained. As is the case with the securities of many emerging companies, the market price of our common stock may also be highly volatile. Factors including our operating results and announcements by us or our competitors of new products or services, may significantly impact the market price of our securities. Similarly, many of the capital-raising activities we have engaged in, or may be required to enter into in the future to obtain needed funds, have resulted in, and may in the future result in, large blocks of stock being held by professional investors who may from time to time release these shares into the market place in a manner which could have a highly depressive effect on the public market and valuation of our shares at any given time and for any given period. Ultimately, we have no control over the schedule or timing of how these shares may be sold in the future, nor will we likely have advance knowledge of these releases, and therefore our stock prices may be affected significantly in the future by these activities which, in some circumstances, could have a material and adverse impact on the stock price of our shares for a long time.


The Penny Stock Rules Could Make Selling Our Securities More Difficult.

     The Securities Enforcement and Penny Stock Reform Act of 1990 applies to stock characterized as "penny stocks," and requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include exchange-listed equity securities and any equity security issued by an issuer that has:

     o Net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years;

     o Net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years; or

     o Average annual revenue of at least $6,000,000, for the last three years.

     Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

     Our common stock is presently trading at less than $5.00 per share. Until such time as the market price of our common stock increases to, and stays above $5.00, or we are able to meet the above tests and, trading in our common stock will be covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act. Under those rules, broker-dealers who recommend such securities to persons other than their established customers and institutional accredited investors must make a special written suitability determination for the purchaser and must have received the purchaser's written agreement to a transaction prior to sale. These regulations would likely limit the ability of broker-dealers to trade in our common stock and thus would make it more difficult for purchasers of common stock to sell their securities in the secondary market. The market liquidity for the common stock could be severely affected.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion relates to the results of our operations to date, and our financial condition:

     This prospectus contains forward looking statements relating to our company's future economic performance, plans andobjectives of management for future operations, projections of revenue mix and other financial items that are based on the beliefs of, as well as assumptions made by and information currently known to, our management. The words "expects, intends, believes, anticipates, may, could, should" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this section are intended to emphasize that actual results may differ materially from those contained in any forward looking statement.

Development stage activities.


     The company has been a development stage enterprise from its inception June 23, 1997 to June 30, 2001. The company is in the process of developing a web site on the World Wide Web for the purpose of selling health care products and sharing its expertise by doing consulting.


     During this period, management devoted the majority of its efforts to initiating the process of the web site design and development, obtaining new customers for sale of consulting services, developing sources of supply, developing and testing its marketing strategy and finding a management team to begin the process of: completing its marketing goals; furthering its research and development for its products; completing the documentation for and selling initial shares through the company's private placements; and completing the documentation for the company's initial public offering. These activities were funded by the company's management and investments from stockholders. The company has not yet generated sufficient revenues during its limited operating history to fund its ongoing operating expenses, repay outstanding indebtedness, or fund its web site and product development activities. There can be no assurance that development of the web site will be completed and fully tested in a timely manner and within the budget constraints of management and that the company's marketing research will provide a profitable path to utilize the company's marketing plans. Further investments into web site development, marketing research as defined in the company's operating plan will significantly reduce the cost of development, preparation, and processing of purchases and orders by enabling the company to effectively compete in the electronic market place.


     During this developmental period, the company has been financed through officer's loans with a balance of $43,672 from Jack Rubinstein, which were converted to additional paid in capital as of June 30, 1999. The company also financed its activities through the sale of shares of common stock aggregating $785,351.

     Results of Operations for the year ended December 31, 2000 as compared to the year ended December 31, 1999.

     For the year ended December 31, 2000, the company generated net revenues of $-0- as compared to $30,000 for the year ended December 31, 1999 representing an decrease of $30,000. The company's cost of goods sold for the year ended December 31, 2000 was $-0- as compared to $-0- for the year ended December 31, 1999. The company's gross profit on sales was approximately $-0- for the year ended December 31, 2000 as compared to $30,000 for the year ended December 31, 1999. The decrease in gross profit is the result of the Company concentrating its efforts on corporate development, research, website design and strategic alliances for merchendise and computer programming talent to complete the Company's website and marketing goals.


     The company's general and administrative costs aggregated approximately $106,420 for the year ended December 31, 2000 as compared to $89,849 for the year ended December 31, 1999 representing an increase of $16,571. An analysis of expenses for the year ended December 31, 2000 includes spending for accounting fees of $20,650; consulting fees of $15,000; legal expense of $31,760; accrued rent of $6,000; accrued salaries of $9,000; and office expenses of $24,010.

     Results of Operations for the period from inception (June 23, 1997) to December 31, 2000.

     For the period from the company's inception, June 23, 1997, through December 31, 2000, a period of approximately 42 months, the company generated net sales of $52,500 (an average of $1,250 per month). The company's cost of goods sold on sales was approximately $-0- for the period from the company's inception June 23, 1997, through December 31, 2000. The gross profit from sales for this 42 month period is $52,500. Management believes the gross profit of an average of approximately $1,250 per month for the period from inception, June 23, 1997, through December 31, 2000, will improve and stabilize once the company's web site facilities become realized at the completion of the public offering and its marketing plans become fully implemented.

     The company's general and administrative costs aggregated approximately $695,301 for the period from inception, June 23, 1997, through December 31, 2000. Of these initial startup costs, approximately $41,500 is attributed to wages, telephone of $15,175, professional fees of $125,697, rent of $26,625, office and computer expenses of $62,952, $395,000 in consulting expenses paid with shares of common stock and $25,500 in officer compensation and depreciation and amortization expense of $2,852.


     Results of Operations for the six months ended June 30, 2001 as compared to the six months ended June 30, 2000.

     For the six months ended June 30, 2001, the company generated net revenues of $-0- as compared to $-0- for the six months ended June 30, 2000 representing an decrease of $-0-. The company's cost of goods sold for the six months ended June 30, 2001 was $-0- as compared to $-0- for the six months ended June 30, 2000. The company's gross profit on sales was approximately $-0- for the six months ended June 30, 2001 as compared to $-0- for the six months ended June 30, 2001. The decrease in gross profit is the result of the Company concentrating its efforts on corporate development, research, website design and strategic alliances for merchandise and computer programming talent to complete the Company's website and marketing goals.

     The company's general and administrative costs aggregated approximately $114,384 for the six months ended June 30, 2001 as compared to $16,597 for the six months ended June 30, 2000 representing an increase of $97,787. An analysis of expenses for the six months ended June 30, 2001 includes spending for accounting fees of $12,000; consulting fees of $37,500; legal expense of $44,857; accrued rent of $3,000; accrued salaries of $3,000; and office expenses of $14,027.

     Results of Operations for the period from inception (June 23, 1997) to June 30, 2001.

     For the period from the company's inception, June 23, 1997, through June 30, 2001, a period of approximately 48 months, the company generated net sales of $52,500 (an average of $1,094 per month). The company's cost of goods sold on sales was approximately $-0- for the period from the company's inception June 23, 1997, through June 30, 2001. The gross profit from sales for this 48 month period is $52,500. Management believes the gross profit of an average of approximately $1,094 per month for the period from inception, June 23, 1997, through June 30, 2001, will improve and stabilize once the company's web site facilities become realized at the completion of the public offering and its marketing plans become fully implemented.

     The company's general and administrative costs aggregated approximately $809,685 for the period from inception, June 23, 1997, through June 30, 2001. Of these initial startup costs, approximately $45,250 is attributed to wages, telephone of $16,270, professional fees of $198,669, rent of $29,625, and office and computer expenses of $96,519, $395,000 in consulting expenses paid with shares of common stock and $25,500 in officer compensation and depreciation and amortization of $2,852.





         Liquidity and Capital Resources.


     The company increased its cash position to $301,013 at December 31, 2000 and to $197,856 at June 30, 2001 from a cash balance of $-0- at June 23, 1997. Working capital at December 31, 2000 and June 30, 2001 was positive at $470,929 and $369,772 respectively. The company continued to be funded in part through officer loans aggregating $72,622 for the period from inception, June 23, 1997, to December 31, 2000 and $-0- at June 30, 2000, of which, an officer loan balance of $43,672 was converted to additional paid in capital at June 30, 1999 and the balance of $28,950 was paid off by the company. In addition, the company also sold 1,247,500 shares of common stock for an aggregate of $598,465 and received $114,921 as additional capital contributions from stockholders. As of June 30, 2001, the Company sold an additional 789,890 shares of common stock for an aggregate consideration of $473,715.

     As of December 31, 2000, we expended cash for the development of the business and absorbing cash losses from operations aggregating $87,570 for the year ended December 31, 2000 and $209,852 for the period from inception to December 31, 2000 and issued 829,500 shares of common stock in consideration for non cash expenses of $207,875 for the period from inception, June 23, 1997, to December 31, 2000.

     As June 30, 2001, we expended cash for the development of the business and absorbing cash loss from operations of $103,157.


     Management believes that it will be able to fund the company through its present cash position and the continuation of offering consulting services and the receipt of additional capital contributions until the company's web site is developed and on-line and the process of a public offering is completed.

         Capital Commitments and Future Expenditures

     Our  web  site  located  at   http://www.healthpipeline.com   is  currently
operational and may be "clicked on" for inspection. We believe that expansion and modification of the web site and business will occur in several stages.

     The first stage consists of initial web site construction and collection of health-related data from existing web sites and service providers and equipping our facility with hardware, primarily workstations and dedicated data feed supply lines. This has been partially completed. To complete the development of our web-site, we require:

     o a web-enabled platform by which we can implement an Internet application that will be scalable (capable of growing to support additional users) enough to handle hundreds or thousands of users, yet flexible enough to meet continually changing business requirements and

     o highly defined customization enabling a subscriber to specify his/her fields of interest within the entire spectrum of health, medicine, and pharmacy. Through this feature, we will be able to create a database of user profiles (a knowledge base of subscribers) which we can market to medical research companies, companies involved in clinical trials, marketers and other sources of revenue generation.


     This phase of development commenced upon receipt of the minimum proceeds from this offering. The completion of this portion of our development was dependent upon the receipt of the maximum proceeds from our initial offering. While we did not raise the maximum amount, we continue to develop our site and our company. We anticipate that we will have to seek alternative sources of financing. We cannot assure you that we will be able to secure financing from other sources. Unfortunately, the timing of our fund raising in order to commence our business plan coincided with the onset of a negative economic environment for development stage companies. In light of this economic environment, our management made two decisions. We decided to husband cash while still developing our website in order to maintain our ongoing economic viability. In order to increase the leverage of our cash and business model, we also decided to actively seek strategic partnerships that will leverage on our business plan and management. We anticipate the completion of our website development around the second quarter of 2002.


     Neither the purchase/installation of workstations and dedicated T-1 supply lines nor the development of a web enabled platform with highly defined customization has taken place. Hardware requirements require approximately $30,000 of capital expenditures and T-1 supply lines can be leased for approximately $1500-$2000 per month. Thus, completion of workstation/T-1 supply lines portion would require approximately $54,000 and to complete the development of the web-site would require a total of approximately $175,000 during the next twelve (12) months. The next stage of operation/expansion consists of marketing/advertising expenditures. To refine and commence our marketing strategy, we require, among other things:


     o a market study on the largest recruiters of clinical trial participants and their recruitment methods in the hopes of tapping this potential revenue producing source upon the commercialization of our site. We commenced this campaign upon receipt of the minimum proceeds from our offering;

     o the execution of a consumer public relations and advertising campaign to raise awareness of the site and subsequently attract visitors to the site. This campaign will include on-line and off-line activities. As a first step, we have retained Rainbow Media to act as our promotional agent. Among their activities will be arranging for media interviews and press coverage, distributing news releases, and any other activity that might raise the profile of our company and our services. We expect to commence this campaign after the completion of our website, which we anticipate occurring no earlier than the second quarter 2002. This will be an ongoing campaign;

     o the execution of a business-to-business public relations and advertising campaign to attract pharmaceutical firms, pharmacy chains, medical device manufacturers, clinical trial companies, biotechnology firms and other health care marketers, as well as their advertising agencies, as advertisers and/or sponsors. We expect to commence this campaign during the fourth quarter of 2001. This will be an ongoing campaign; and

     o the execution of an ongoing effort to build relationships with strategic organizations in the healthcare and information technology sectors. These organizations would include healthcare marketers including pharmaceutical firms, medical service companies--as well as charitable research foundations and publishers, pharmacies, clinical trial organizations, allied health-care groups, and customer media. We commenced this campaign upon receipt of the minimum proceeds. This will be an ongoing campaign.

     We estimate that approximately $175,000 may be needed for this stage of operation/expansion. The completion of this phase of our development was dependent upon the receipt of the maximum proceeds from this offering. As we did not raise the maximum amount sought by this offering, we will have to seek alternative sources of financing. We cannot assure you that we will be able to secure financing from other sources.

     The next stage of operation/expansion consists of attempts to engage in assembling a high quality management team and strategic alliances with health care professionals and organizations having synergies with our company. The exact details of this stage are difficult to predict and a number of different strategies have evolved in the current dynamic information marketplace. In addition, web site development has increased rapidly and web site capabilities maybe achieved by purchasing future, existing sites rather than developing them internally. Several existing health care web sites have been able to recruit health professionals through the use of stock options and other forms of incentive compensation which require little current, out of pocket expenditure. We are unable to predict whether we can replicate this strategy. Accordingly, we estimate that approximately $175,000 may be needed for this stage of operation/expansion, which we commenced upon the receipt of the minimum proceeds of this offering.

     Taken together and using these highest cost estimates, approximately $525,000 of capital expenditures/development costs can be expected in order to effectuate the three step process outlined above. Therefore we anticipate that most of the net proceeds of this offering will be consumed in effectuating this strategy. We will need to seek further financing. We have no present financing commitments and it is not certain that such financing could be obtained, or if obtained, would be available at commercially reasonable rates. We have decided to husband our cash while developing our website and business plan.


           Price Range Of Common Stock and Class A Redeemable Warrants


     Our common stock and class A redeemable warrants commenced trading on the OTC Bulletin Board on October 19, 2000 under the trading symbol "PPDA" and "PPDAW," respectively. The following table sets forth the highest and lowest prices quoted for our common stock and class A redeemable warrants during the three quarters between October 19, 2000 and June 30, 2001, and the closing quote for those securities on August 31, 2001. The quotations reflect inter-dealer prices, with no retail mark-up, mark-down or commissions, and may not represent actual transactions. The information presented has been derived from the OTC Bulletin Board.

Quarter ended 12/31/00


         Security                           High                       Low
         --------                           ----                       ---
         common stock                       $3.00                    $.375
         class A redeemable warrant          $.31                     $.05


Quarter ended 3/31/01

         Security                            High                       Low
         --------                            ----                       ---
         common stock                        $3.00                    $.375
         class A redeemable warrant           $.31                     $.05
         class B redeemable warrant           $.31                     $.05


Quarter ended 6/31/01

         Security                             High                      Low
         --------                             ----                      ---
         common stock                        $3.00                    $.375
         class A redeemable warrant           $.31                     $.05
         class B redeemable warrant           $.31                     $.05



     As of August 31, 2001, our stock our stock closed at $0.98.



                                 Dividend Policy

     We have not paid any cash dividends to date, and we do not expect to pay dividends in the foreseeable future. We intend, in the short term at least, to use all available funds to develop our business.


                              Plan Of Distribution


     There are 785,210 shares of our common stock, par value $.001 per share, issuable upon exercise of our outstanding class A redeemable warrants by the holders of such instruments. There are 1,000,000 shares of our common stock issuable upon exercise of our outstanding class B redeemable warrants by the holders of such instruments. There are 2,287,000 shares of common stock to be offered and sold by our selling stockholders pursuant to a separate prospectus. 2,109,500 of those 2,287,000 shares are held by four affiliates - officers, directors and controlling stockholders of this company.

     o Those four affiliates will be entitled to offer and sell up to an aggregate of 311,689 of their shares at the then prevailing market price for our shares;

     o The non-affiliates who hold the 177,500 share balance of those 2,287,000 shares also will be entitled to offer and sell their shares at the then prevailing market price; and

     o Our four affiliates will be entitled to offer and sell up to 1,797,811 of their shares at a sale price of $3.00 per share.

     The holders of the 2,287,000 shares of our common stock who have been identified as selling stockholders in this prospectus were subject to a one year lockup agreement on the sale of their shares of common stock that expired on April 25, 2001.

     o Jack Rubinstein, R. Scott Barter, Unifund Financial Group, Inc. and Douglas Harrison-Mills, who we consider to be affiliates of our company, will be entitled to offer and sell up to an aggregate of 311,689 of their 2,109,500 shares at the then prevailing market price for our shares;

     o the non-affiliates who hold the 177,500 share balance of those 2,287,000 shares also will be entitled to offer and sell their shares at the then prevailing market price; and

     o our four affiliates will be entitled to offer and sell the balance of their 1,797,811 shares at a sale price of $3.00 per share.


         The sale of:

     o up to 311,689 shares of common stock by our four affiliates,

     o 177,500 shares of common stock by our selling stockholders who are not affiliates,

     o our class A and class B redeemable warrants by the holders of those securities, and by any of the pledgees, assignees and successors-in-interest of such holders, and

     o the common stock  issuable upon exercise of those warrants by the holders
of   those   securities   and   by   any  of   the   pledgees,   assignees   and
successors-in-interest of such holders,

may be effected, from time to time, on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The holders of those securities may use any one or more of the following methods when selling them:

     o  ordinary   brokerage   transactions   and   transactions  in  which  the
broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o privately negotiated transactions;

     o short sales

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o a combination of any such methods of sale; and

     o any other method permitted pursuant to applicable law.

     The holders of our common stock, subject, where applicable, to the terms and conditions of the lockup agreement, may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. They may also engage in short sales against the box, puts and calls and other transactions in securities of our company or derivatives of our securities and may sell or deliver shares in connection with these trades. The holders of the shares of common stock being offered pursuant to this prospectus also may pledge their securities to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The holders of our common stock who have been identified in this prospectus as selling stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     Broker-dealers engaged by the holders of our common stock and our class A and class B redeemable warrants may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from those security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

         The holders of our common stock and our class A and class B redeemable warrants and any broker-dealers or agents that are involved in selling those holders' securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We will pay all fees and expenses incident to the registration of the securities offered pursuant to this prospectus, except any fees and disbursements of counsel to the holders of such securities and any brokerage commissions and other selling expenses incurred by those holders in connection with the sale of their securities.

     At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will contain the amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the holders, selling securities and any discounts, commissions or concessions allowed or reallowed or paid to dealers. A prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the U.S. Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities.

     The holders of our common stock and our class A and class B redeemable warrants and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M, which may limit the timing of purchases and sales of any of the common stock by you and any other such person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to the particular common stock being distributed for certain periods prior to the commencement of or during such distribution. All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market- making activities with respect to the common stock.

     We do not intend to engage in any distribution efforts on behalf of any of the holders of our common stock and our class A and class B redeemable warrants other than providing for registration of the securities registered for sale with the U.S. Securities and Exchange Commission. We do not intend to solicit or otherwise induce any selling security holders to exercise their class A or class B redeemable warrants.

     Provided that any pledge or assignment by any holder of our common stock and our class A and class B redeemable warrants does not involve any increase in the number of shares or dollar amount registered, or include shares from a transaction other than the one to which this filing relates, and absent circumstances indicating that the change is material, we expect to reflect any such change in the filing of a Rule 424(b) prospectus supplement describing the change. In such prospectus supplement, we would be required to set forth the disclosure information regarding such successors in interest as required by the rules and regulations of the U.S. Securities and Exchange Commission.


                                Legal Proceedings

     We have not been, nor has our property been, the subject of any pending legal proceeding.


          Directors, Executive Officers, Promoters And Control Persons


Resignations:

     Mr. R. Scott Barter resigned from our board of directors on March 2, 2000. He is still deemed to be our affiliate as he owns or controls more than 10% of our voting stock. Mr. Douglas Harrison-Mills resigned from our board of directors on July 31, 2000. He will still deemed to be our affiliate until the 90 day period from the date of his resignation has expired.

Our Current Officers and Directors


     Listed below are our officers and directors and their previous experience. The directors have been elected by the present stockholders and shall serve for terms of one year, or until their successors are elected and have qualified. officers are appointed by, and serve at the pleasure of, the board of directors.

Officers And Directors

Jack Rubinstein, CEO, CFO, Secretary and Board Chairman

     Mr. Rubinstein, age 52, is, since commencement of its operations in 1991, the General Partner of DICA Partners, an investment hedge fund located in Hartsdale, New York. Mr. Rubinstein also acts as a management and financial consultant to various public companies in the telecommunications industry. He was a founding public board member of CD Radio, Inc. and aided in the funding of the Molloy Group, a help desk software developer. Mr. Rubinstein is also a founding member of The Capital Market Advisors Network, a consortium of consultants aiding the capital market needs of emerging private and smaller public companies.

     Mr. Rubinstein began his business career as a securities analyst with Shearson Hammill & Co., specializing in the electrical equipment and business services industries. After seven years as an analyst, he joined Bear Stearns & Co. where he was a Director, managing the proceeds of corporate insider securities sales. At Bear Stearns, he also managed the derivatives investments of several senior officers, as well as a few select individual clients. In 1988, Mr. Rubinstein joined Morgan Stanley & Co. where, in addition to serving corporate officers and select individual clients, he provided his expertise to private investment partnerships. Mr. Rubinstein is a graduate of Cornell University and received an MBA in Finance from New York University.

Richard M. Cohen, President


     Mr. Cohen, age 50, has been our president commencing on January 2, 2001. He has been president of Richard M. Cohen Consultants, which provides financial consulting services primarily in the multimedia industry, since 1996. From 1993 to 1995 he was president of General Media, Inc., a publishing company with international market presence. Mr. Cohen serves on the Boards of Directors of Greg Manning Auctions, Inc., Directrix, Inc., Symposium Corp. and Dey & Co.




Harold G. Halcrow, Ph.D., Advisor*

     Professor Halcrow, age 87, earned his Ph.D. in Economics from the University of Chicago and received his B.S. from North Dakota State University and his M.S. from Montana State University. Currently, he is Professor Emeritus of Agricultural Economics at the University of Illinois, Champaign-Urbana. Earlier, he served on the faculties of Montana State University and the University of Connecticut. He has also served as Visiting Professor at Stanford University and the University of California, Berkeley.

     Professor Halcrow is author or co-author of eight books, numerous research publications, journal articles and extensive reports, and the editor of two books. He is a Fellow of the American Agricultural Economics Association (AAEA), and has served as the AAEA representative on the Board of Directors of the National Bureau of Economic Research, New York. Professor Halcrow has worked as a consultant to the US Department of Commerce, the US Department of Agriculture and the State of Illinois Economic Technical Advisory Committee. He is recognized for his contributions to the business and academic world by Who's Who in America, Who's Who in the Midwest, the Directory of American Scholars, the National Registry of Prominent Americans and International Notables and the International Authors and Writers Who's Who.

Arthur Gager, Consultant*

     Mr. Gager, age 57, is a New York based graphics artist specializing in art direction, graphic design, desktop publishing and illustration for both print and internet media. From 1982 through 1990 he was senior Producer and Art Director for Grey Advertising. He assisted with various client accounts including Mitsubishi Motors, Stroh's Brewing, Canon Cameras, General Mills, Kraft General Foods, U.S. Government JRAP, Quaker State, B.F. Goodrich, Red Lobster, Procter & Gamble, and Olin Chemicals. From 1975 until 1982 he worked with other major New York advertising firms, including Kenyon & Eckhardt and J. Walter Thompson.


Employment Agreements

     We do not presently have any employment or consulting agreements, although we may enter into employment agreements with certain officers, directors or other key personnel.

Relationships Amongst Management

     There are no family relationships amongst the management of the company.


         Security Ownership Of Certain Beneficial Owners And Management

     The following tables set forth certain information regarding the beneficial ownership of shares of common stock of the company by our officers, directors and those holders of five percent (5%) or more of stock in our company after completion of the distribution of our class B redeemable warrants. Based on information furnished by these individuals and/or groups, we believe that they are the beneficial owners of the common stock listed below, and unless otherwise noted, have sole investment and voting power with respect to such shares, except in those cases where community property laws may apply.

     Prior to the distribution and according to the records provided by the company (which currently has 3,116,890 shares of common stock outstanding), the officers, directors and holders of five percent (5%) or more of our common stock, owned the following number of shares:



Name                                                                          Number of Shares                   Percentage
----                                                                          ----------------                   ----------
Jack Rubinstein                                                                     748,750                        24.02%
Unifund Financial Group, Inc.(1)                                                    992,750                        31.85%
R. Scott Barter(2)                                                                  326,000                        10.46%
Douglas Harrison-Mills(3)                                                            42,000                         1.34%
(All officers and directors as a group - 1 person)(4)
                           Totals                                                 2,109,500                        67.67%



     (1)This entity is controlled by Mr. Barter and its share ownership in us is attributed to him.

     (2)Mr. Barter is no longer a director of our company. He resigned on March 2, 2001.

     (3)Mr. Harrison-Mills is no longer a director of our company. He resigned on July 31, 2001.

     (4) Mr. Richard Cohen became president of our company on January 1, 2001. He was issued 50,000 shares in consideration of this appointment. These shares are not registered and, therefore, have not been included in the total.



                            Description Of Securities

     The following information reflects our Certificate of Incorporation and by-laws as these documents will be in effect at the time of the distribution.

Common Stock

     We are authorized to issue up to 20,000,000 shares of common stock, par value $.001 per share, of which 3,116,890 shares are outstanding on the date hereof. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may be outstanding, if and when the board of directors declares dividends, holders of common stock are entitled to ratably receive such dividends. Upon the liquidation, dissolution, or winding up of the company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Common stock is not convertible, nor does it have any preemptive rights. The outstanding common stock is validly authorized and issued, fully paid, and nonassessable.

     We will, at all times, reserve a sufficient number of authorized but unissued shares to accommodate the exercise of warrants. There is no assurance that any such exercise will take place and therefore no assurance that we will have available to us proceeds from an exercise.

     Our common stock is admitted for quotation on the NASD's OTC Bulletin Board under the symbol "PPDA."

Warrants


     We distributed 1,000,000 class B redeemable warrants on January 10, 2001. In addition, we have previously issued 785,210 class A redeemable warrants in connection with our recently completed unit offering.


     A summary of the terms of the warrants are provided below. Each class A redeemable warrant and class B redeemable warrant is governed by a separate warrant agreement, the forms of such warrant agreements have been filed as exhibits to the registration statement of which this prospectus forms a part. Each of the class A redeemable warrant, the class B redeemable warrant, the class A redeemable warrant agreement and class B redeemable warrant agreement can be inspected and copied by the public at the offices of the SEC in Washington, D. C., New York, New York, and Chicago, Illinois.

The Class A Redeemable Warrants

     Our class A redeemable warrants were issued in registered form pursuant to an agreement dated April 26, 2000 between the company and American Stock Transfer and Trust Company. One class A redeemable warrant represents the right of the registered holder to purchase one share of common stock at an exercise price of $1.50 per share, subject to adjustment. The class A redeemable warrants are subject to adjustment in the exercise price and in the number of shares of common stock and/or other securities deliverable upon the exercise of the class A redeemable warrants in the event of certain stock dividends, stock splits, reclassifications, reorganizations, consolidations or mergers.

     The class A redeemable warrants may be exercised at any time after issuance, until they expire at the close of business on April 25, 2003. A holder of the class A redeemable warrants may exercise them at the office of American Stock Transfer and Trust Company, 40 Wall Street, NY, NY 10005, by surrendering his or her warrant, and paying the exercise price for each warrant being exercised. Upon expiration, the class A redeemable warrants become void and of no value.

     No holder of the class A redeemable warrants will be entitled to vote or to receive dividends or be deemed the holder of shares of common stock for any purpose whatsoever until the class A redeemable warrants have been duly exercised and the exercise price paid in full.

     The class A redeemable warrants are subject to redemption by the company any time on 30 days written notice at a redemption price of $.01 per warrant, provided that the trading price of the underlying common stock is at least 150% of the then current per share exercise price for 20 or more consecutive trading days. Upon notice of redemption, holders of the class A redeemable warrants will forfeit all rights thereunder except the rights to receive the $0.01 per share redemption price and to exercise them during the relevant 30-day notice period.

     The class A redeemable warrants are admitted for quotation on the NASD's OTC Bulletin Board under the symbol "PPDAW."

     If required, the company will file a post-effective amendment to the registration statement with the Securities and Exchange Commission with respect to the common stock underlying the class A redeemable warrants prior to the exercise of the class A redeemable warrants and deliver a prospectus with respect to such common stock to all class A redeemable warrant holders as required by Section 10(a)(3) of the Securities Act of 1933.

The Class B Redeemable Warrants

     The class B redeemable warrants will be issued in registered form pursuant to an agreement dated April 26, 2000 between the company and American Stock Transfer and Trust Company. One class B redeemable warrant represents the right of the registered holder to purchase one share of common stock at an exercise price of $2.50 per share, subject to adjustment. The class B redeemable warrants are subject to adjustment in the exercise price and in the number of shares of common stock and/or other securities deliverable upon the exercise of the class B redeemable warrants in the event of certain stock dividends, stock splits, reclassifications, reorganizations, consolidations or mergers.

     The class B redeemable warrants may be exercised at any time after issuance, until they expire at the close of business on April 25, 2005. A holder of the class B redeemable warrants may exercise them at the office of American Stock Transfer and Trust Company, 40 Wall Street, NY, NY 10005, by surrendering his or her warrant, and paying the exercise price for each warrant being exercised. Upon expiration, the class B redeemable warrants become void and of no value.

     No holder of the class B redeemable warrants will be entitled to vote or to receive dividends or be deemed the holder of shares of common stock for any purpose whatsoever until the class B redeemable warrants have been duly exercised and the exercise price paid in full.

     The class B redeemable warrants are subject to redemption by the company anytime on 30 days written notice at a redemption price of $.01 per warrant, provided that the trading price of the underlying common stock is at least 150% of the then current per share exercise price for 20 or more consecutive trading days. Upon notice of redemption, holders of the class B redeemable warrants will forfeit all rights thereunder except the rights to receive the $0.01 per share redemption price and to exercise them during the relevant 30-day notice period.


     The class B redeemable warrants are admitted for quotation on the NASD's OTC Bulletin Board under the symbol "PPDAZ." If required, the company will file a post-effective amendment to the registration statement with the Securities and Exchange

     Commission with respect to the common stock underlying the class B redeemable warrants prior to the exercise of the class B redeemable warrants and deliver a prospectus with respect to such common stock to all class B redeemable warrant holders as required by Section 10(a)(3) of the Securities Act of 1933.


                     Interests of Named Experts and Counsel


     The company's Financial Statements as of December 31, 1999 and for the period from June 23, 1997 (Inception) to December 31, 2000 were passed upon by Thomas P. Monahan, independent certified public accountant. Certain legal matters in have been passed upon by The Law Offices of Sheila G. Corvino, counsel to the company.



                              Selling Stockholders


     The Company has registered an aggregate of 2,325,000 shares of common stock for sale by those stockholders named below. (38,000 sold) All of the securities were held by such stockholders subject to a one year "lockup" period during which they were be unable to offer and/or sell shares currently held by them, which expired April 25, 2001. A registration statement with respect to such shares must be in effect to sell these shares and any sale must occur at not less than $0.50 per share.


     The shareholdings of our officers and directors is also set forth under the heading "Security Ownership of Certain Beneficial Owners and Management". There are 177,500 shares held by selling stockholders who are neither officers nor directors. The names and shareholdings of all selling stockholders and their percentage ownership of the common stock of the company are as follows:



Name of Owners                                                Number or Shares               Percentage of Common Stock


Jack Rubinstein                                                    748,750                                  24.02%
Unifund Financial Group, Inc.(1)                                   992,750                                  31.85%
R. Scott Barter(2)                                                 326,000                                  10.46%
Douglas Harrison-Mills(3)                                            42,000                                  1.34%
Sheila Corvino                                                       50,000                                  1.60%
Brad Smith                                                           50,000                                  1.60%
Kaplan Gottbetter & Levenson LLP                                     50,000                                  1.60%
Harold Halcrow                                                       10,000                                  0.32%
Harris Schiff                                                        10,000                                  0.32%
Federico Brown                                                        5,000                                  0.16%
Arthur Gager                                                          2,500                                  0.08%
                          TOTALS                                 2,287,000                                  73.35%


-----------------------


     (1)This entity is controlled by Mr. Barter and its share ownership in us is attributable to him.

     (2)Mr. Barter is no longer a director of our company. He resigned on March 2, 2001.

     (3)Mr. Harrison-Mills is no longer a director of our company. He resigned on July 31, 2001.

     Jack Rubinstein is our chairman of the board. All of these individuals, except Mr. Gager, are sophisticated investors. They may be considered to be "significant employees" and a description of their activities during the prior three years is included in the section entitled "Directors, Executive Officers, Promoters and Control Persons".


             Certain Provisions Of Our Certificate of Incorporation
                         And By-Laws And Disclosure Of
      Commission Position On Indemnification For Securities Act Liabilities

     The company's Amended Certificate of Incorporation and By-laws contain provisions eliminating the personal liability of a director to the company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director:

     o for any breach of such director's duty of loyalty to the company or its stockholders,

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o under Delaware statutory  provisions making directors  personally liable,
under  a  negligence   standard,   for  unlawful  dividends  or  unlawful  stock
repurchases or redemptions, or

     o for any transaction from which the director derived an improper personal benefit.

     This provision offers persons who serve on the board of directors of the company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the company. As a result of this provision, the ability of the company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the Amended Certificate and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware General Corporation Law.


                             Description Of Property

     Our principal place of business is at 250 East Hartsdale Avenue, Suite 21, Hartsdale, New York, in space provided to us by Mr. Jack Rubinstein, our President, pursuant to a tenancy at will, for which we pay $500 per month plus associated expenses. We believe that we could readily secure office space in the future should we need to, although we would be required to pay prevailing rental rates.


                 Certain Relationships And Related Transactions

     Mr. Rubinstein was the sole stockholder of the company during the year ending 1997. On June 24, 1997, one day after incorporation and at a time when the company had substantially no assets and had not commenced substantial operations, he purchased 100 shares of common stock in a transaction that did not involve any public offering. During the year ending December 31, 1998, officers, directors, certain of their affiliates, and certain consultants were issued shares. On December 18, 1998, the company issued 75.25 shares or 752,500 post split shares of common stock for consulting services valued at $188,125 or $0.25 per share to the following individuals and companies and in the following amounts:

     o 123,750 shares to Jack Rubinstein;

     o 100,000 shares to R. Scott Barter;

     o 50,000 shares to Douglas Harrison-Mills; and

     o 403,750 to Unifund Financial Group, Inc.

     This resulted in the holdings which are reported in the initial table of "Security Ownership of Certain Beneficial Owners and Management".

     In May 1999, we performed a 1:10,000 forward split of our common stock and the number of shares reported above give retroactive effect to such split.

     On March 15, 1999 we entered into a Consulting Agreement with Unifund America, Inc. and Unifund Financial Group. They agreed to provide us with various consulting services in such areas as corporate planning, management, and marketing. They assisted us in assembling a team of lawyers, accountants and business and technology consultants to provide services to our company. In addition, Scott Barter, the president of Unifund America and Unifund Financial Group joined our board and will continue to aid in our growth. We compensated Unifund Financial Group for these services by issuing them 623,750 shares of our common stock.

     On October 1, 1999, Sheila Corvino was awarded 50,000 shares of our common stock in partial consideration of legal services rendered to our company.

     In December 1999 bridge financing in the amounts of $37,500, $37,500 and $25,000 was contributed by Unifund Financial Group, Inc., Jack Rubinstein and Scott Barter, respectively. In consideration of these amounts, each of Unifund Financial Group, Inc. and Jack Rubinstein were issued 375,000 shares of our common stock and Scott Barter was issued 250,000 shares of our common stock.

     Mr. Rubinstein has previously provided loans to the company which aggregated $72,622 from inception through December 31, 1998. As of June 30, 1999, the company repaid officer loans in the amount of $30,000 and converted $43,672 to additional paid in capital as of June 30, 1999.

     On December 31, 1999, Kaplan Gottbetter & Levenson LLP was awarded 50,000 shares of our common stock in partial consideration of legal services rendered to our company.


     On Julyy 1, 2001, we issued 50,000 shares to Richard Cohen in consideration of his becoming our president.


     In February 2001, the company instituted the 2000-01 Non Statutory Stock Incentive Plan in order to award stock options, restricted stock and stock bonuses to selected individuals who make contributions to the success of our company. On February 28, 2001 we awarded options to purchase our common stock at the exercise price of $2.50 as follows: Jack Rubinstein: 350,000 options, R. Scott Barter 150,000 options, and Douglas Harrison-Mills 75,000 options.


     All past transactions have been unanimously ratified by our board of directors. In most but not all cases, at least two members of our board were disinterested.

     Future material transactions and loans may be entered into on terms no less favorable to the issuer than those that may be obtained from unaffiliated third parties. Further, any forgiveness of loans must be approved by a majority of the issuer's directors who do not have an interest in the transactions and who have access, at the issuer's expense, to issuer's or independent counsel.


            Market For Common Equity And Related Stockholder Matters

Shares Eligible For Future Sale

     We have 3,116,890 shares of common stock outstanding, all of which are freely tradable without restriction or further registration under the Securities Act, except for any shares held by an "affiliate" of the company (ie. a person controlling, controlled by or under common control with us), which may be sold only while this registration statement or another registration statement covering sales by those affiliates is effective or in accordance with the resale limitations of Rule 144 adopted under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including "affiliates" as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

     o one percent (1%) of the then outstanding shares of the common stock or

     o the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of certain current public information about the company. A person (or persons whose shares are aggregated) who is not deemed to have been an "affiliate" of the company at any time during the 90 days immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to these limitations.

     Our common stock commenced trading on the OTC Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. on October 19, 2000. There is a limited public trading market for our common stock on the OTC Bulletin Board. We cannot assure you that a regular trading market for our common stock will ever develop or that, if developed, it will be sustained. As is the case with the securities of many emerging companies, the market price of our common stock may also be highly volatile. Factors including our operating results and announcements by us or our competitors of new products or services, may significantly impact the market price of our securities. Similarly, many of the capital-raising activities we have engaged in, or may be required to enter into in the future to obtain needed funds, have resulted in, and may in the future result in, large blocks of stock being held by professional investors who may from time to time release these shares into the market place in a manner which could have a highly depressive effect on the public market and valuation of our shares at any given time and for any given period. Ultimately, we have no control over the schedule or timing of how these shares may be sold in the future, nor will we likely have advance knowledge of these releases, and therefore our stock prices may be affected significantly in the future by these activities which, in some circumstances, could have a material and adverse impact on the stock price of our shares for a long time.



                             Executive Compensation


     For the period from inception through June 30, 2001, a total of $10,500 in expenses was incurred by the company due to reimbursement of officers' expenses. No officer of director of the company currently has any employment contract. Mr. Richard Cohen became president of our company on January 1, 2001. He was issued 50,000 shares in consideration of this appointment. These shares are not registered. In February 2001, the company instituted the 2000-01 Non Statutory Stock Incentive Plan in order to award stock options, restricted stock and stock bonuses to selected individuals who make contributions to the success of our company. Directors and officers (including former officers and directors who received options include: Jack Rubinstein: 350,000 options ($2.50 exercise price), R. Scott Barter 150,000 options ($2.50 exercise price), Douglas Harrison-Mills 75,000 options ($2.50 exercise price). Mr. Richard Cohen became president of our company on January 1, 2001. He was issued 50,000 shares in consideration of this appointment. These shares are not registered.





                              Financial Statements


     The registrant's audited financial statements as of December 31, 2000 and for the years ended December 31, 1999 and December 31, 1999, together with the independent auditor's report of Thomas P. Monahan, and the unaudited interim financial statements for the three and six months ended as of June 30, 2001, appear on pages F-1 - F-6 of this registration statement on Form SB-2, and the notes thereto appear on pages F7 - F12.



                  Changes In And Disagreements With Accountants
                     On Accounting And Financial Disclosure

None.


                 Where Can Investors Find Additional Information

     A registration statement on Form SB-2, including amendments thereto, relating to the shares offered hereby has been filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the Securities offered hereby, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the Securities and Exchange Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and the Midwest Regional Office located at Northwest Atrium Center, 500 Madison Street, Chicago, Illinois 60661-2511 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Securities and Exchange Commission upon the payment of certain fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains information regarding registrants that file electronically with the Securities and Exchange Commission.

                                Thomas P. Monahan
                           Certified Public Accountant
                              208 Lexington Avenue
                           Paterson, New Jersey 07502
                                 (973) 790-8775
                               Fax (973) 790-8845

To The Board of Directors and Shareholders of Pipeline Data, Inc. (a development stage company)

     I have audited the accompanying balance sheet of Pipeline Data, Inc. (a development stage company) as of December 31, 2000 and the related statements of operations, cash flows and shareholders' equity for the years ended December 31, 1999 and 2000 and for the period from inception, June 23, 1987 to December 31, 2000. These financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audit.

     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pipeline Data, Inc. (a development stage company) as of December 31, 2000 and the results of its operations, shareholders' equity and cash flows for the years ended December 31, 1999 and 2000 and for the period from inception, June 23, 1997 to December 31, 2000 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that Pipeline Data, Inc. (a development stage company) will continue as a going concern. As more fully described in Note 2, the company has incurred operating losses since the date of reorganization and requires additional capital to continue operations. These conditions raise substantial doubt about the company's ability to continue as a going concern. Management's plans as to these matters are described in Note 2. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of Pipeline Data, Inc. (a development stage company) to continue as a going concern.



Thomas P. Monahan, CPA

March 20, 2001
Paterson, New Jersey

                               PIPELINE DATA, INC.
                          (A development stage company)

                                  BALANCE SHEET

                                               December 31,   June 30,
                                                   2000         2001
                                    Unaudited
                                               -----------    ---------
                                     Assets
Current assets
  Cash and cash equivalents                       $  301,013   $  197,856
  Note receivable                                    206,000      218,000
                                                     -------      -------
Total current assets                                 507,013      415,856
Property and equipment                                 -0-          -0-
                                                     -------      -------
Total assets                                     $   507,013   $  415,856
                                                     =======      =======

                      Liabilities and Stockholders' Equity
Current liabilities
  Accrued expenses                               $    36,084   $  46,084
                                                      ------      ------
         Total current liabilities                    36,084      46,084

Stockholders' Equity
Preferred  stock  authorized
 5,000,000 shares, $.001 par value each. At December 31, 2000 and June 30, 2001 there are -0- and -0- shares outstanding respectively.

Common stock authorized 20,000,000 shares, $.001 par value each. At December 31,
 2000 and June 30, 2001 there are 3,116,890 and 3,116,890
 shares outstanding, respectively.                     3,117      3,117

Additional paid in capital                         1,105,269  1,105,269
Deficit accumulated during development stage     (   637,457) ( 738,614)
                                                   ---------  ---------
Total stockholders' equity                           470,929    369,772
                                                   ---------  ---------
Total liabilities and stockholders' equity       $   507,013 $  415,856
                                                   =========  =========

                 See accompanying notes to financial statements

                                PIPELINE DATA, INC.
                          (A development stage company)
                             STATEMENT OF OPERATIONS

                                                                      For the period
                    For the    For the    For the six   For the six   from inception,
                  year ended  year ended  months ended months ended   June 23, 1997,
                  December 31, December 31, June 30,      June 30,   to December 31,
                      1999        2000        2000           2001         2001
                                           Unaudited     Unaudited      Unaudited
                 -----------  ----------   ----------   ----------     ----------

Revenue              $30,000   $   -0-      $ -0-          $-0-        $52,500

Cost of goods sold      -0-        -0-        -0-           -0-          -0-
                      ------     ------     -------       ------        ------

Gross profit          30,000       -0-        -0-           -0-         52,500

Operations
General and
  Administrative      89,849    106,420       16,597     114,384       411,833

Non cash
  compensation legal
  and consulting fee 205,875      1,000                                395,000
Depreciation and
 amortization            -0-       -0-                                   2,852
                    --------  ---------     ----------   ------        -------

Total expense        295,724    107,420       16,597     114,384       809,685
                      ------  ---------     ----------   -------       -------

Income (loss) from
 operations        (265,724)  (107,420)      (16,597)    114,384      (757,185)
Other income and
 expenses
 Interest income      0-         9,766           -0-      13,227        22,993
 Interest expense    -0-          -0-            -0-        -0-       (  4,422)
                    ------    --------       ---------    ------       -------
Total other
  expenses           -0-         9,766           -0-      13,227        18,571
                    ------    --------       ---------    ------        ------
Income (loss)    $(264,674)   $(97,654)      $(16,597) $(101,157)    $(738,614)
                   =======     =======       ========    =======      ========
Net income (loss)
 per share - basic  $(0.11)     $(0.04)       $(0.01)    $(0.03)
                     =====    ========        =======    =======
Number of
 shares outstanding
 - basic          2,325,000  3,116,890      3,116,890   3,116,890
                  =========  =========      =========   =========


                 See accompanying notes to financial statements

                               PIPELINE DATA, INC.
                          (A development stage company)
                             STATEMENT OF OPERATIONS

                   For the three For the three   For the three For the three
                                                  months ended   months ended
                     months Ended  months Ended       June 30,   June 30,
                      December 31,   December 31,       2000       2001
                         1999            2000       Unaudited    Unaudited
                      -----------    -----------   ------------  ------------

Revenue                   $-0-          $-0-           $-0-          $-0-

Cost of goods sold         -0-           -0-            -0-           -0-
                        -------         ------       ------         ------
Gross profit               -0-           -0-            -0-           -0-
Operations
General and
 Administrative          20,330         47,785         5,518         32,210

Non cash compensation
   Legal and consulting
    Fee                 205,875          1,000
Depreciation and
 Amortization             -0-              -0-
                      ---------        -------        ------         ------

Total expense           226,205         48,785         5,518         32,210
                      ---------         ------        ------         ------

Income (loss) from
 Operations            (226,205)      (48,785)

Other income and expenses
     Interest income      2,100         7,293                         6,506
     Interest expense     -0-            -0-
                      ----------      --------                        -----

Total other expenses      2,100         7,293                         6,506
                      ----------      --------                      --------

Income (loss)         $(224,105)     $(41,492)     $ (5,518)       $(25,704)
                        ========       ======        ======         =======

Net income (loss) per share -
  basic
                      $   (0.10)    $  (0.01)       $ (0.00)        $(0.01)
                        =======      =======         ======          =====

Number of shares outstanding -
  basic
                      2,325,000      3,116,890   3,116,890         3,116,890
                     ==========      =========    =========        =========


                 See accompanying notes to financial statements

                               PIPELINE DATA, INC.
                          (A development stage company)
                             STATEMENT OF CASH FLOWS

                                                       For the period
                                For the      For the    from inception,
                               year ended  year ended   June 23, 1997,
                              December 31, December 31, to December 31,
                                 1999        2000           2000
                              ----------- ------------  --------------

Cash Flows From
   Operating Activities
   Net income (loss)              $(264,674) $  (97,654)  $ (637,457)
     Add items not affecting cash
     Non cash compensation    -
     consulting  fees paid
  with shares of common stock       205,875       1,000     395,000
     Depreciation                    -0-            -0-       2,852
     Changes in non cash
     Operating accounts
     Accrued interest receivable                 (6,000)     (6,000)
     Accrued expenses                12,000      15,084      36,084
                                  ---------     ---------  ---------
     Total Cash Flows From
      Operations                   (46,799)     (87,570)  (209,521)
Cash Flows From
   Investing Activities
     Note receivable                           (200,000)  (200,000)
     Purchase of office equipment    -0-           -0-      (2,852)
                                   -------      --------- ---------
     Total Cash Flows From
      Investing Activities           -0-       (200,000)  (202,852)
Cash Flows From
   Financing Activities

    Officer loans payable        (72,622)         -0-       -0-
     Sale of common stock         124,750      473,715     598,465
     Capital contribution         105,172         -0-      114,921
                               ----------      -------     -------
    Total Cash Flows From
      Financing Activities        157,300      473,715     713,386

Net increase (decrease) in
   Cash                           110,501      186,145     301,013
Cash balance -
 beginning of period                4,367      114,868       -0-
                                 --------      -------    --------
Cash balance - end of period     $114,868     $301,013    $301,013
                                  =======      =======    ========
Non cash activities
     Issuance  of  common   stock  in
     consideration   for   consulting
     services                 $118,125         -0-


                 See accompanying notes to financial statements

                               PIPELINE DATA, INC.
                          (A development stage company)
                                    UNAUDITED

                               For the        For the   For the period
                               six months    six months  from inception,
                                   ended       ended     June 23, 1997,
                                June 30,     June 30,      to June 30,
                                 2000           2001           2001
                              ----------- ------------  --------------

Cash Flows From
   Operating Activities
   Net income (loss)              $( 16,597) $ (101,157) $ (738,614)
     Add items not affecting cash
     Non cash compensation    -
     consulting  fees paid
  with shares of common stock                               395,000
     Depreciation                    -0-            -0-       2,852
     Changes in non cash
     Operating accounts
     Accrued interest receivable                (12,000)    (18,000)
     Accrued expenses                 4,500      10,000      46,084
                                  ---------     ---------  ---------
     Total Cash Flows From
      Operations                    (12,097)   (103,157)   (312,678)
Cash Flows From
   Investing Activities
     Note receivable                                       (200,000)
     Purchase of office equipment    -0-           -0-       (2,852)
                                   -------      --------- ---------
     Total Cash Flows From
      Investing Activities           -0-           -0-     (202,852)
Cash Flows From
   Financing Activities

     Sale of common stock          453,000                  598,465
     Capital contribution                                   114,921
                                   -------                  -------
    Total Cash Flows From
      Financing Activities         453,000                  713,386

Net increase (decrease) in
   Cash                            440,903     (103,157)    197,856
Cash balance -
 beginning of period               114,868      301,013       -0-
                                 --------      -------     --------
Cash balance - end of period     $ 555,771    $ 197,856    $197,856
                                  =======       =======    ========
Non cash activities
  Interest                          $-0-           $-0-
  Corporate income taxes            $-0-           $-0-

                 See accompanying notes to financial statements

                               PIPELINE DATA, INC.
                          (A development stage company)
                        STATEMENT OF STOCKHOLDERS EQUITY

                                                       Deficit
                                                    accumulated
                        Common   Common  Additional   during
  Date                   Stock   Stock    paid in   development
                                          capital     stage         Total
 ----                 --------- -------- ---------- -----------     -----


June 24, 1997                100   $ 1   $  9,748       -          $ 9,749
                             ===    ===   =======   =======     ==========

Forward split of shares
December 18, 1998      1,000,000 $ 1,000 $    8,749      -          $ 9,749
Cancellation of shares
December 18, 1998      (750,000)   (750)       750
Net (loss)                                             (38,620)     (38,620)
                    -----------   ------ ---------   ---------     --------
December 31, 1997
 restated               250,000     250    $ 9,499  $  (38,620)   $ (28,871)

Shares issued
 for consulting fees    752,500     752    187,373        -         188,125
Net (loss)                                            (236,509)    (236,509)
                   -----------   ------  ---------    -------       -------
December 31, 1998     1,002,500   $1,002 $  196,872   $(275,129)  $ (77,255)

Sale of shares       1,247,500    1,248    310,627                  311,875
Capital contribution                       105,172                  105,172
Cancellation of shares (25,000)     (25)    (6,225)                  (6,250)
Shares issued
for legal fees         100,000     100      24,900                   25,000
Net (loss)                                            (264,674)    (264,674)
                   -----------    ----     -------     -------     --------
December 31, 1999    2,325,000   $2,325 $  631,346   $(539,803)   $  93,868

Shares issued for
 services                2,000        2       998                     1,000
Sale of shares and
 warrants              789,890      790   472,925                   473,715
Net (loss)                                           (  97,654)   (  97,654)
                  -----------    -----   --------     --------     --------
Balances
 December 31,
2000                3,116,890   $3,117 $1,105,269   $ (637,457)  $  470,929

Unaudited

Net loss                                              (101,157)    (101,157)
                  -----------    -----   --------     --------     --------
Balances
June 30, 2001      3,116,890   $3,117  $1,105,269  $  (738,614)  $( 369,772)

                   =========     =====  =========      =======      =======


                 See accompanying notes to financial statements

                               PIPELINE DATA, INC.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2000

     a.  Organization of company and issuance of common stock

     Pipeline Data, Inc., (the "company") was formed under the laws of Delaware on June 23, 1997 and was originally authorized to issue 2,000 shares of common stock, $0.001 par value each and 1,000 shares of preferred stock, $0.001 par value each. In May, 1999, the company amended its certificate of incorporation increasing the authorized number of shares of common stock to 20,000,000, $0.001 par value each and increasing the authorized number of shares of preferred stock to 5,000,000, $0.001 par value each.

     b.  Description of the company

     The company is considered to be a development stage business that is in the process of developing a web site on the World Wide Web for the purpose of selling health care products and sharing its expertise by doing consulting.

     c.  Issuance of shares of common stock

     On June 24, 1997, the company sold 1,000,000 shares to Mr. Jack Rubinstein in consideration for $100 cash.

     Between June 20, 1997 and August 20, 1997, Mr. Rubinstein contributed to the company's capital an additional $9,649 in expenses paid on behalf of the company.

     On December 18, 1998, Mr. Rubinstein remitted back to the company 750,000 shares of common stock for cancellation.

     On December 18, 1998, the company issued 752,500 shares of common stock for consulting services valued at $188,125 or $0.25 per share to the following individuals and companies and in the following amounts: 123,750 shares to Jack Rubinstein; 100,000 to R. Scott Barter; 50,000 shares to Douglas Harrison-Mills; 50,000 shares to Brad Smith; 25,000 shares to Alan Scott; and 403,750 to Unifund Financial Group, Inc.


     The company sold an aggregate of 247,500 shares of common stock for an aggregate consideration of $61,875 which includes partial payment with cash aggregating $24,750 or $0.10 per share and in consideration of the payment of consulting fees aggregating $37,125 or $.15 per share.

     For the period April 1, 1999 to September 30, 1999, the company received an
aggregate  of  $105,172  as  an  additional   contribution  to  capital  from  a
shareholder of the company.

     On October 1, 1999, Sheila Corvino was awarded 50,000 shares of our common stock in partial consideration of legal services rendered to our company valued at $12,500 or $.25 per share.

     The company has  canceled  the  issuance of 25,000  shares of common  stock
issued  to  Alan  Scott  and  has  adjusted   operations  for  the  cancellation
aggregating $3,125 or $.25 per share.

     On December 31, 1999, Kaplan Gottbetter & Levenson LLP was awarded 50,000 shares of our common stock in partial consideration of legal services rendered to our company aggregating $12,500 or $.25 per share.

     As of December 31, 1999, the company sold an aggregate of 1,000,000 shares of common stock for an aggregate consideration of $250,000 which includes partial payment of cash aggregating $100,000 or $0.10 per share and in consideration of the payment of consulting fees, aggregating $150,000 or $.15 per share.

     As of September 30, 2000, the Company issued 2,000 shares of common stock for $1,000 or $0.50 per share for printing services.

     The company conducted an initial public offering of its common stock and common stock purchase warrants and has sold 789,890 shares of common stock and 785,210 class A redeemable warrants for aggregate proceeds for $473,715. No class B redeemable warrants were sold.

      Note 2- Summary of Significant Accounting Policies

     a.  Basis of Financial Statement Presentation

     The accompanying unaudited financial statements have been prepared on a going concern basis of accounting principles applicable to a "going concern", which assumes that the company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

     Several conditions and events cast doubt about the Company's ability as a "going concern". The Company has incurred losses before interest expense of $738,614 for the period from inception June 23, 1997, to June 30, 2001, and requires additional financing for its operations and to complete web site development. The company conducted an initial public offering of its common stock and common stock purchase warrants and has sold 789,890 shares of common stock and 785,210 class A redeemable warrants for aggregate proceeds for $473,715. The company is anticipating that with the completion of this initial public offering and with the increase in working capital, the company will be able to complete its web site and experience an increase in sales. The company will require substantial additional funds to finance its business activities on an ongoing basis and will have a continuing long-term need to obtain additional financing. The company's future capital requirements will depend on numerous factors including, but not limited to, continued progress developing its source of inventory of health care products, regulations relating to the Internet marketing business and initiating marketing penetration. The company plans to engage in such ongoing financing efforts on a continuing basis.

     These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a "going concern". While management believes that the actions already taken or planned as described above, will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.


     The financial statements presented consist of the balance sheet of the company as at December 31, 2000 and the related statements of operations and cash flows for the years ending December 31, 1999 and 2000 and for the period from inception, June 23, 1997 to December 31, 2000 and for the period from inception, June 23, 1997 to December 31, 2000.

     The unaudited financial statements presented consist of the balance sheet of the Company as at June 30, 2001 and the related statements of operations and cash flows and stockholders' equity for the six months ended June 30, 2001 and for the period from inception, August 13, 1996, to June 30, 2001.



    b.  Cash and cash equivalents

     The company treats temporary investments with a maturity of less than three months as cash.

     c.  Revenue recognition

     Revenue is recognized when products are shipped or services are rendered.

     d.  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     e.  Asset Impairment

     The company adopted the provisions of SFAS No. 121, Accounting for the impairment of long lived assets and for long-lived assets to be disposed of effective January 1, 1996. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. There was no effect of such adoption on the company's financial position or results of operations.

     f.  Research and Development Expenses

     Research and development expenses are charged to operations when incurred.

     g.  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives using the straight line methods over a period of seven years. Maintenance and repairs are charged against operations and betterment's are capitalized.


     h.  Significant Concentration of Credit Risk

     At December 31, 2000 and June 30, 2001, the company has concentrated its credit risk by maintaining deposits in several banks. The maximum loss that could have resulted from this risk totaled $301,013 and $197,856 respectively which represents the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by the federal insurance.

     i.  Recent Accounting Pronouncements

     In March, 1998, the American Institute of Certified Public Accountants issued Statements of Position 98-1 (SOP 98-1), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The implementation of SOP 98-1 does not have a material impact on the Company's financial position or results of operations. Computer software costs that are incurred in the preliminary project stage are expensed as incurred. Once the capitalization criteria of the SOP have been met, costs incurred when developing computer software for internal are capitalized.

     Note 3 - Related Party transactions

     a.  Issuance of shares of common stock

     On June 24, 1997, the company sold 1,000,000 shares to Mr. Jack Rubinstein in consideration for $100 cash.

     Between June 20, 1997 to August 20, 1997, Mr. Rubinstein contributed to the company's capital an additional $9,649 in expenses paid on behalf of the company.

     On December 18, 1998, Mr. Rubinstein remitted back to the company 750,000 shares of common stock for cancellation.

     On December 18, 1998, the company issued 752,500 shares of common stock for consulting services valued at $188,125 or $0.25 per share to the following individuals and companies and in the following amounts: 123,750 shares to Jack Rubinstein; 100,000 to R. Scott Barter; 50,000 shares to Douglas Harrison-Mills; 50,000 to Brad Smith; 25,000 shares to Alan Scott; and 403,750 to Unifund Financial Group, Inc.

     For the period April 1, 1999 to September 30, 1999, the company received $105,172 as an additional contribution to capital from a shareholder of the company.

     Mr. Jack Rubinstein, converted the balance of his officer loan payable aggregating $43,672 to additional paid in capital.

     b.  Office Location

     The company occupies office space at the office of the President at 250 East Hartsdale Avenue, Hartsdale, New York, 10530 at a monthly rental of $500.

     For the period from inception, June 23, 1997, to December 31, 2000, for the year ending December 31, 2000 and for the six months ended June 30, 2001, rent expense was $27,148, $9,000 and $3,000 respectively.

     c.  Officer Compensation

     For the period from inception, June 23, 1997, to December 31, 2000, for the year ended December 31, 2000 and for the six months ended June 30, 2001, the company has accrued a minimal compensation of $500 per month as compensation to Mr. Rubinstein as consideration for services while the company is in the development stage of development as follows: $15,000, $6,000 and $3,000 respectively.

         Note 4 - Note Receivable

     In November, 2000, the Company advanced $200,000 to Accu-Search, Inc. as evidenced by a Note Receivable which is due on May 31, 2001 with interest at 12% per annum. As a further inducement for the Note, Accu-Search, Inc. gave Pipeline Data Inc. a perpetual non transferrable license in an automated software process to convert multiple inputted documents into transmittable Adobe PDA formats. The software may only be use the Licensed Technology to increase the functionality of its own web-site by being able to convert any documentation it receives into Adobe PDF format. The Company has not placed a valuation on this asset.


     Note 5 - Commitments and Contingencies

     At December 31, 2000, the company has not entered into any contracts or commitments.

     Note 6 - Income Taxes

     The company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of December 31, 2000 and June 30, 2001, the company had no material current tax liability, deferred tax assets, or liabilities to impact on the company's financial position because the deferred tax asset related to the company's net operating loss carryforward and was fully offset by a valuation allowance.

     At December 31, 2000 and June 30, 2001, the company has net operating loss carry forwards for income tax purposes of $637,457 and $738,614 respectively. This carryforward is available to offset future taxable income, if any, and expires in the year 2010. The company's utilization of this carryforward against future taxable income may become subject to an annual limitation due to a cumulative change in ownership of the company of more than 50 percent.

     The components of the net deferred tax asset as of June 30, 2001 are as follows:

              Deferred tax asset:
                  Net operating loss carry forward                $ 251,129
                  Valuation allowance                             $(251,129)
                                                                    -------
                  Net deferred tax asset                      $         -0-
                                                                -----------

     The company recognized no income tax benefit for the loss generated in the period from inception, June 23, 1997, to June 30, 2001.


     SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The company's ability to realize benefit of its deferred tax asset will depend on the generation of future taxable income. Because the company has yet to recognize significant revenue from the sale of its products, the company believes that a full valuation allowance should be provided.

     Note 7 - Property and Equipment

     Capital Assets consisted of the following at December 31,2000 and June 30, 2001:

                                    Asset        Accumulated
                                    Cost         Depreciation        Total

         Office equipment           $2,582            $2,852        $  -0-

     Note 8 - Preferred Stock

     The company's authorized capital stock consists of 5,000,000 shares of preferred stock, par value $.001 per share.

     The board of directors of the company has the authority to establish and designate any shares of stock in series or classes and to fix any variations in the designations, relative rights, preferences and limitations between series as it deems appropriate, by a majority vote.

     The preferred stock may be issued in series, each of which may vary, as determined by the board of directors, as to the designation and number of shares in such series, voting power of the holders thereof, dividend rate, redemption terms and prices, voluntary and involuntary liquidation preferences, and conversion rights and sinking fund requirements, if any, of such series.

     As of December 31, 2000 and June 30, 2001, the number of shares outstanding is -0-.


     Note 9 - Business and Credit Concentrations

     The amount reported in the financial statements for cash approximates fair market value. Because the difference between cost and the lower of cost or market is immaterial, no adjustment has been recognized and investments are recorded at cost.

     Financial instruments that potentially subject the company to credit risk consist principally of trade receivables. Collateral is generally not required.

     Note 10 - Public Offering

     The company conducted an initial public offering of its common stock and common stock purchase warrants and has sold 789,890 shares of common stock and 785,210 class A redeemable warrants for aggregate proceeds for $473,476. No class B redeemable warrants were sold.

     As of December 31, 2000 and June 30, 2001, the company has reserved 785,210 shares of common stock pending the conversion of the warrants into shares of common stock.

     class A redeemable warrants are exercisable into shares of common stock at $1.50 per share until the third anniversary of the effective date of the offering (April 25, 2000). class B redeemable warrants are exercisable into shares of common stock at $2.50 per share until the fifth anniversary of the effective date of the offering.

     The company also registered the sale of 1,250,000 shares of common stock owned by prior shareholders. Any proceeds and profits from their sale will go to these shareholders and not to the company. They have agreed not to sell any of their shares until one year from the effective date of the registration statement, April 26, 2001.

                         PIPELINE DATA, INC

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

     Until ________ __, 2001 (90 days from the date of this prospectus), all brokers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of a broker to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.


                         PIPELINE DATA INC.

                785,210 class A redeemable warrants

            785,210 shares of Common Stock issuable upon exercise of outstanding class A redeemable warrants

               1,000,000 class B Redeemable Warrants

           1,000,000 shares of common stock issuable upon exercise of the class B redeemable warrants

                        P r o s p e c t u s


                                                    ,   2001
----------------------------------------------------

                         PIPELINE DATA INC.

   [alternate prospectus front cover page for "at the market" and fixed price secondary
     offering by four selling stockholders who are affiliates]

[GRAPHIC OMITTED]

                                   PROSPECTUS

                         PROSPECTUS DATED:

                         Pipeline Data Inc.

      250 East Hartsdale Avenue, Suite 21, Hartsdale NY 10530



                  2,109,500 SHARES OF COMMON STOCK


     This prospectus relates to the public offering, which is not being underwritten, of up to an aggregate of 2,109,500 shares of our common stock by Jack Rubinstein, R. Scott Barter, Unifund Financial Group, Inc. and Douglas Harrison-Mills, whom we consider to be affiliates of our company.

     311,689 of those 2,109,500 shares may be sold from time to time in one or more transactions, in special offerings, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

     The 1,797,811 share balance of the stock holdings of our four affiliates may be sold from time to time pursuant to this prospectus at an offering price of $3.00 per share.


     We will not receive any of the proceeds from the sale of the shares.

    -----------------------------------------------------------------------

     The shares of our common stock offered by the selling stockholders pursuant to this prospectus involves substantial risk. See "Risk Factors" beginning on page 3.

    -----------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     We will amend and complete the information in this prospectus. Although the Selling stockholders are permitted by U.S. federal securities laws to offer these securities using this prospectus, the selling stockholders may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

        [alternate prospectus front cover page for fixed price secondary offering by selling stockholders who are not affiliates]

[GRAPHIC OMITTED]

                                   PROSPECTUS

                         PROSPECTUS DATED:

                         Pipeline Data Inc.

      250 East Hartsdale Avenue, Suite 21, Hartsdale NY 10530


                   177,500 SHARES OF COMMON STOCK




     This prospectus relates to the public offering, which is not being underwritten, of up to 177,500 shares of our common stock by the selling stockholders identified in this prospectus. Each of those selling stockholders may sell his or her shares from time to time in one or more transactions, in special offerings, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares.

    -----------------------------------------------------------------------
     The shares of our common stock offered by the selling stockholders pursuant to this prospectus involves substantial risk. See "Risk Factors" beginning on page 3.
    -----------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     We will amend and complete the information in this prospectus. Although the selling stockholders are permitted by U.S. federal securities laws to offer these securities using this prospectus, the selling stockholders may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

    [Alternate Table of Contents Page for Prospectus Relating to
                         Secondary Shares]

                         Table of Contents

                                      Page

Prospectus Summary..................................................
The Company.........................................................
The Offering........................................................
Risk Factors........................................................
Use of Offering Proceeds............................................
Capitalization......................................................
Forward Looking Statements..........................................
Business of The Company.............................................
Management's Discussion And Analysis of
Financial Condition And Results of Operations.......................
Price Range of Common Stock and Class A Redeemable Warrants.........
Dividend Policy.....................................................
Plan of Distribution................................................
Legal Proceedings...................................................
Directors, Executive Officers,
Promoters And Control Persons.......................................
Security Ownership of Certain Beneficial Owners and Management......
Description of Securities...........................................
Interest of Named Experts And Counsel...............................
Principal and Selling Stockholders..................................
Certain  Provisions of Our Certificate of Incorporation  and By-Laws
and
  Disclosure  of   Commission   Position  On   Indemnification   For
Securities
  Act Liabilities...................................................
Description of Property
Certain Relationships And Related Transactions......................
Relationships Among The Selling Stockholders And Pipeline Data Inc..
Market For Common Equity and Related Stockholder Matters............
Executive Compensation..............................................
Financial Statements................................................
Changes in And Disagreements With Accountants on Accounting And
  Financial Disclosure..............................................
Where Can Investors Find Additional Information.....................
Financial Statements of the Company.................................F-1 - F-13

    [Alternate Page for Prospectus Relating to Secondary Shares]




     The Sale of The Shares of Our Common Stock Registered Pursuant to This Prospectus Has Been Declared Effective in The Following States:

     We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sale made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Pipeline Data Inc. have not changed since the date hereof.

    [Alternate Page for Prospectus Relating to Secondary Shares]

                            The Offering

We will not receive any proceeds from the shares sold by the selling stockholders.

    [Alternate Page for Prospectus Relating to Secondary Shares]

                                                                       Shares Owned                              Shares Owned
                                                                       Prior to the                          After the Offering(2)
Principal And Selling Stockholders                                      Offering




     The following tables presents certain information regarding the beneficial ownership of our common stock as of September 30, 2000 by the following:

     o Each person who is known by us to own beneficially more than five percent of our outstanding common stock;

     o Each of our directors and executive officers named in the Summary Compensation Table;

     o Each selling stockholder; and

     o All of our current executive officers and directors as a group.

     The percentage of outstanding shares is based on 3,116,890 shares of our common stock outstanding as of September 30, 2000 and 3,116,890 shares of our common stock outstanding immediately following completion of this offering.

                                                                                      Shares
                                                    Number          Percent         Offered(1)          Number            Percent
                                                    ------          -------         ----------          ------            -------

Directors, Officers
And 5% Stockholders:

Jack Rubinstein                                         748,750        24.02            All               -0-                -0-
Unifund Financial Group, Inc.(1)                        992,750        31.85            All               -0-                -0-
R. Scott Barter(2)                                      326,000        10.46            All               -0-                -0-
Douglas Harrison-Mills(3)                                42,000         1.34            All               -0-                -0-
(All  officers  and  directors  as a group - 4

persons)


                                                      2,109,500        67.67            All               -0-                -0-

Selling Stockholders:
--------------------
Sheila Corvino                                           50,000         1.60%           All               -0-                -0-
Brad Smith                                               50,000         1.60%           All               -0-                -0-
Harold Halcrow                                           10,000         0.32%           All               -0-                -0-
Harris Schiff                                            10,000         0.32%           All               -0-                -0-
Federico Brown                                            5,000         0.16%           All               -0-                -0-
Arthur Gager                                              2,500         0.08%           All               -0-                -0-


     (1)This entity is controlled by Mr. Barter and its share ownership in us is attributed to him.

     (2)Mr. Barter is no longer a director of our company. He resigned on March 2, 2001.

     (3)Mr. Harrison-Mills is no longer a director of our company. He resigned on July 31, 2001.

     (a) There is no assurance that the selling stockholders will sell any or all of these shares.

     (b) Assumes that the directors, officers and 5% stockholders and the selling stockholders acquire no additional shares of our common stock prior to the completion of this offering.


     The SEC deems a security holder the beneficial owner of a security when that person maintains voting or investment power with respect to security, subject to community property laws, where applicable. If stock options are presently exercisable or exercisable within 60 days of _____________, 2001, the SEC will deem the shares underlying those options to be outstanding and beneficially owned by their holder when computing the percentage of common stock held by that person. However, the SEC will not deem shares underlying these options to be outstanding when computing the percentage of common stock held by others.

     [Alternate Page for Prospectus Relating to Secondary Shares]

                  Relationships Among The Selling Stockholders
                             And Pipeline Data Inc.

     We have had material relationships with several of the selling stockholders in the past three years. See the discussion set forth in "Directors, Executive Officers, Promoters and Control Persons " for a description of business relationships with Pipeline Data Inc.

     Unless otherwise noted, all stockholders listed have sole voting and investment power with respect to their shares. There are no family relationships between our executive officers and directors.

          [alternate prospectus rear cover page for secondary offering by selling stockholders who are affiliates]

                               PIPELINE DATA, INC

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

     Until ________ __, 2001 (90 days from the date of this prospectus), all brokers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of a broker to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.


                               PIPELINE DATA INC.


                        2,109,500 Shares Of Common Stock

                     Offered By Certain Selling Stockholders

                                                          P r o s p e c t u s

                                     , 2001

                               PIPELINE DATA INC.

          [alternate prospectus rear cover page for secondary offering by selling stockholders who are not affiliates]

                               PIPELINE DATA, INC

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

     Until ________ __, 2001 (90 days from the date of this prospectus), all brokers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of a broker to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.


                               PIPELINE DATA INC.

                         177,500 Shares Of Common Stock
                     Offered By Certain Selling Stockholders

                                                          P r o s p e c t u s

                                     , 2001

                               PIPELINE DATA INC.

                                     Part II

                     Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

     The company's Certificate of Incorporation contains provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law (the "DGCL") or for any transaction from which the director derived an improper personal benefit) and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. As a result of this provision, the ability of the company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the Certificate of Incorporation and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

Item 25. Other Expenses of Issuance and Distribution

     The estimated expenses of this offering are:


          Registration Fees                                   $2,741.78
          Blue Sky Filing Fees                               $15,000.00
          Attorney's Fees                                    $65,000.00
          Accountant's Fees                                  $10,000.00
          Printing and Copying                               $10,000.00
          Miscellaneous
          TOTAL                                              $92,741.78


Item 26. Recent Sales of Unregistered Securities

     Mr. Rubinstein was the sole stockholder of the company during the year ending 1997. On June 24, 1997, one day after incorporation and at a time when the Corporation had substantially no assets and had not commenced substantial business operations, he purchased 100 shares of common stock of which 75 shares were later returned to the company for cancellation in a transaction which did not involve any public offering. During the year ending December 31, 1998, officers, directors and certain of their affiliates were issued shares and after such issuance owned the following amounts: Mr. Barter: 25 shares, Unifund Financial Group, Inc.: 25 shares, Mr. Rubinstein: 25 shares, Mr. Harrison-Mills:
5 shares, Mr. Smith: 5 shares, Mr. Scott: 2.5 shares, Mr. Halcrow: 1 share, Mr. Schiff 1 share, Mr. Brown: 0.5 shares and Mr. Gager: 0.25 shares. These shares were all issued pursuant to Section 4(2) of the Securities Act in transactions not involving any public offering. All parties except for Mr. Gager are sophisticated investors. All parties were given the opportunity to request financial and non-financial information about the company and ask the Mr. Rubinstein questions about the company. On May 25, 1999, we filed an Amended and Restated Certificate of Incorporation pursuant to which we performed a forward stock split of our common stock in the ratio of 1:10,000. On October 1, 1999, Sheila Corvino was awarded 50,000 shares of our common stock in partial consideration of legal services rendered to our company. On December 31, 1999, Kaplan Gottbetter & Levenson LLP was awarded 50,000 shares of our common stock in partial consideration of legal services rendered to our company. This resulted in the shareholdings for these individuals which are reported in the
initial  table  of  "Security   Ownership  of  Certain   Beneficial  Owners  and
Management".

Item 27.  Exhibits.

Exhibit No.                                                 Description

         3.1*        Certificate of Incorporation
         3.2*        Amended and Restated Certificate of Incorporation
         3.3*        By-laws of registrant
         3.4*        Form of class A Redeemable Warrant
         3.5*        Form of class B Redeemable Warrant
         3.6*        Form of class A Warrant Agreement
         3.7*        Form of class B Warrant Agreement
         3.8*        Form of Lock-up Agreement


         5           Opinion  on Legality of Sheila G. Corvino
         10.1*       Web site development and servicing agreement
         10.2*       Consulting Agreement with Unifund America, Inc.
         10.3*       Agreement with Rainbow Media
         10.4*       Promissory Note dated November 1, 2000 issued by
                     Accu-Search, Inc. as Debtor to Pipeline Date Inc. as Payee
         10.5*       License Agreement for Technology dated
                     November 1, 2000 between Pipeline Date Inc.
                     and Accu-Search Inc.
                                                            --
         10.6        Amended Promissory Note by Accu-Search as
                     Debtor to Pipeline as Payee
         23.1        Consent of Sheila G. Corvino, Esq.
         23.2        Consent of Thomas P. Monahan, independent public accountant
         27.1*       Financial Data Schedule (year ended December 31, 1999)
         27.2*       Financial Data Schedule (nine months ended
                     September 30, 2000)



*    Previously filed.

Item 28. Undertakings

         The company hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus  required by Section  10(a)(3) of the Securities Act;

                    (ii) Reflect in the  prospectus  any facts or events  which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii)   Include  any   additional   or  change  in  material
               information on the plan of distribution.

                    (iv) Reflect the sale of more than 125,000 shares held by existing stockholders which are subject to a one-year "lockup" period from the effective date of this registration statement.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(5) Attach a supplementary "sticker" to each prospectus used after more than 62,500 of the shares subject to the initial one-year "lockup" period from the effective date of this registration statement have been sold.

                                   Signatures


     In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment number nine to its registration statement on Form SB-2 to be signed on its behalf by the undersigned, in the city of Hartsdale, state of New York, on September 14, 2001.


                                                 Pipeline Data Inc. (registrant)


                                             By /s/Richard Cohen
                                             -----------------------------------
                                             Richard Cohen
                                             President
                                             (Principal Executive Officer)



     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.





/s/ Jack Rubinstein                             Chairman of the Board,  CFO,
----------------------------------------         Secretary and Director
September  14, 2001


Jack Rubinstein



/s/ Richard Cohen                               President
----------------------------------------
Richard Cohen
September 14, 2001